Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

WHITNEY MERGER SUB, INC.,

SABRE GLBL INC.,

SABRE CORPORATION

and

SABRE HS INC.

Dated as of April 27, 2025

i

(continued)

(continued)

(continued)

EXHIBITS & SCHEDULES

Exhibit A	Form of Transition Services Agreement
Exhibit B	[Reserved]
Exhibit C	Accounting Principles
Exhibit D	Form of Escrow Agreement
Exhibit E	Guarantee
Exhibit F	Pre-Closing Restructuring Plan
Exhibit G	Pre-Closing Restructuring Intended Tax Treatment
Schedule I	Acquired Subsidiaries

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 27, 2025, by and among Whitney Merger Sub, Inc., a Delaware corporation (“Buyer”), Sabre GLBL Inc., a Delaware corporation (“Seller”), Sabre Corporation, a Delaware corporation (“Parent”), and Sabre HS Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, through certain of its Subsidiaries, is engaged in the business of providing and implementing hospitality software solutions for distribution, operations and retailing through software-as-a-service and hosted delivery models, in each case, for hotels and hotel chains through the SynXis platform provided by the Sabre Hospitality Solutions division (the “Business”); provided that, for the avoidance of doubt, the Business shall not include providing or implementing software solutions for other travel suppliers or travel buyers or the Sabre Global Distribution System (GDS);

WHEREAS, Seller is the record and beneficial owner of all of the shares of capital stock of the Company (the “Purchased Shares”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Shares upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, Buyer, Seller and the Company (each, a “party” and, collectively, the “parties”), intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“Accrued Taxes” means an amount equal to accrued but unpaid Income Taxes (other than Combined Taxes for which a Person other than members of the Acquired Group has primary responsibility for payment) of each member of the Acquired Group as of the Closing Date that (x) are not yet due as of the Closing Date or (y) were reflected on a Tax Return that was filed prior to the Closing, which amount shall be reduced by the amount of any pre-payment of Income Taxes (other than the Specified German Prepayments, which are addressed in Section 8.01(c)), to the extent that such payments have the effect of reducing (but not below zero) any such accrued but unpaid Income Tax; provided that the amount of Accrued Taxes shall be (i) calculated in accordance with past practice of the Acquired Group with respect to the Business to the extent permitted by Applicable Law, (ii) determined as if the taxable year of each member of the Acquired Group ended on the Closing Date, (iii) calculated without regard to any transactions effected by Buyer on or after the Closing Date, and (iv) in the case of Income Taxes attributable to a Straddle Period, apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period pursuant to Section 8.02(d).

“Acquired Group” means the Company and the Acquired Subsidiaries, collectively. Any reference in this Agreement to “a member of the Acquired Group” means the Company or any Acquired Subsidiary and, unless the context clearly requires otherwise, any reference to the “Acquired Group” will be understood and interpreted as a reference to any member of the Acquired Group, individually, or the members of the Acquired Group, collectively.

“Acquired Group Indebtedness” means the aggregate amount of Indebtedness of the Acquired Group as of immediately prior to the Closing; provided that, for the avoidance of doubt (a) notwithstanding the Reference Time, Acquired Group Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 6.09 (to the extent actually settled at or prior to the Closing), and (b) Accrued Taxes shall be calculated in accordance with Section 8.02(c) and analogous provisions of foreign law.

“Acquired Subsidiaries” means each of the entities set forth on Schedule I.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement. For purposes of this Agreement, (i) each member of the Acquired Group shall be an Affiliate of Seller prior to the Closing, but shall cease to be an Affiliate of Seller as of and after the Closing, (ii) the Acquired Group shall not be Affiliates of Buyer prior to the Closing, but shall be Affiliates of Buyer as of and after the Closing, and (iii) Affiliates of Seller and the Retained Group shall only include entities that, as of the applicable time, are controlled Affiliates of Parent.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable competition laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, all applicable laws, statutes, directives, ordinances, codes, regulations, rules or Orders of any Governmental Authority having jurisdiction with respect to such Person.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means any employee of Parent or any of its Subsidiaries listed on the Employee List, as may be updated in accordance with Section 3.16(a) (whether or not a Company Employee).

“Buyer Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Buyer to the Company and Seller on the date hereof.

“Cash” means, with respect to the Business as of any time, the cash and cash equivalents (including marketable securities that can be liquidated within 90 days) held by or on behalf of the Business at such time, determined in accordance with GAAP, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Business at such time, in each case calculated and determined in accordance with Accounting Principles; provided that (a) Cash shall be calculated net of outbound ACH transactions and other wire transfers not yet cleared, issued but uncleared checks and drafts and payments written or issued by or to any member of the Acquired Group as of such time, but only to the extent not counted as a current liability of the Acquired Group in the calculation of Net Working Capital, (b) Cash shall include the aggregate amount of all deposits in transit or amounts held for deposit that have not yet cleared, but only to the extent not counted as a current asset of the Acquired Group in the calculation of Net Working Capital, and (c) Cash shall not include, and shall be calculated net of any (i) security, escrow or similar deposits not freely available for use and (ii) to the extent that any Cash of the Business is denominated in other than U.S. dollars on the relevant calculation date (e.g., the Closing Date in the case of calculating the Final Closing Cash or three (3) Business Days before the Closing Date in the case of calculating the Estimated Closing Cash) (such Cash, “Foreign Currency Cash”), such amount of Foreign Currency Cash shall be translated into U.S. dollars using the currency exchange rate applicable to obligations payable in the relevant foreign currency published by LSEG on the Business Day associated with the relevant calculation date, otherwise known as the rate housed within Parent’s financial systems and used in the ordinary course of business for currency translations as of a particular date.

“Closing Cash” means the aggregate amount of Cash of the Acquired Group as of the Reference Time; provided that, for the avoidance of doubt and notwithstanding the Reference Time, Closing Cash shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 6.09 (to the extent actually settled at or prior to the Closing) and net of any Cash used to pay liabilities between the Reference Time and Closing that would otherwise be captured as Acquired Group Indebtedness or as Transaction Expenses or paid as a dividend or distribution to Parent or any of its Affiliates.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax” means any Tax with respect to which any member of the Acquired Group has filed or will file a Tax Return with a member of any Seller Tax Group on an affiliated, consolidated, combined or unitary group basis pursuant to section 1501 of the Code or any comparable provision under Applicable Law (other than a group that consists solely of members of the Acquired Group).

“Company Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored or maintained by a Governmental Authority) that is, or as of the Closing will be, sponsored, maintained or contributed to by any member of the Acquired Group.

“Company Bonus Payments” means all payments to any Business Employee as a result of, or related to, the consummation of the Transactions, including those identified on Section 6.20 of the Company Disclosure Schedule (together with the employer portion of any payroll, employment or similar Taxes related thereto).

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Company to Buyer on the date hereof.

“Company Employee” means any Business Employee who, as of immediately prior to the Closing, is employed by any member of the Acquired Group.

“Company Intellectual Property Rights” means, after giving effect to the Pre-Closing Restructuring, any and all Intellectual Property Rights owned or purported to be owned by any member of the Acquired Group.

“Company Material Adverse Effect” means any change, event, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Business; provided, however, that none of the following, and no Effects to the extent arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (a) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally; (b) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole; (c) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (d) changes in conditions in the financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (e) changes in regulatory, legislative or political conditions, including (i) any trade wars or tariffs, or (ii) any change after the date hereof in Applicable Law or the enforcement thereof; (f) any geopolitical conditions, outbreak or continuation of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (g) changes or proposed changes after the date hereof in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing); (h) changes in conditions in the industries in which the Business conducts business, including changes in labor markets for employees; (i) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other disasters, weather conditions, pandemics (including relating to Coronavirus or any Pandemic Measures); (j) any Effect resulting from the negotiation, execution, or delivery of this Agreement or the announcement of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; provided that this clause (j) shall be inapplicable with respect to any representation or warranty (or related condition) that addresses the consequences of the execution, consummation or delivery of this Agreement; (k) the compliance by any party with the express terms of this Agreement, including any action taken or refrained from being taken to the extent expressly required by this Agreement (in each case, other than pursuant to Section 6.01(1)); (l) any action taken or refrained from being taken, in each case to which Buyer has expressly approved, consented to or requested in writing following the date of this Agreement; (m) any failure by the Business to meet (i) any estimates or expectations of the Business’ revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure that is not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (n) the availability or cost of equity, debt or other financing to Buyer; (o) any adverse change due to the identity of, or any facts or circumstances relating to, Buyer, or the Affiliates of Buyer, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Business; and (p) any breach by Buyer of this Agreement; except, in each case of clauses (a) through (i), to the extent that such Effect has had a disproportionate adverse effect on the Business relative to other businesses operating in the industry in which the Acquired Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Confidential Information” has the meaning given to such term in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 9, 2024, by and between Parent and TPG Global, LLC.

“Contract” means any legally binding contract, agreement, license, lease, sublease, obligation, indenture, note, bond, loan, mortgage, deed of trust, guarantee, instrument, commitment or undertaking.

“Coronavirus” means SARS-CoV-2 or any diseases or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Covered Taxes” means, without duplication, (i) Taxes of any Person (other than Buyer or any of its Affiliates including, after the Closing, the members of the Acquired Group) for which the Buyer or any of its Affiliates (including, after the Closing, the members of the Acquired Group) is liable (including as a transferee, as a successor or by operation of Applicable Law) as a result of (A) any member of the Acquired Group having been a member of an affiliated, consolidated, combined, unitary or other Tax group (other than any such Tax group of which a member of the Acquired Group was the common parent) prior to the Closing or (B) any Tax Sharing Agreement, (ii) Taxes attributable to the Corporate Transactions and (iii) Taxes attributable the Pre-Closing Restructuring, in each case, together with any interest, penalty or additional Tax accruing after the Closing Date on or with respect to any Taxes described in clauses (i), (ii) or (iii). Covered Taxes shall be computed without regard to any Tax attribute of Buyer or its Affiliates.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with any Debt Financing, including the parties to any commitment letters, joinder agreements, credit agreements or definitive financing documents relating thereto.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors and permitted assignees of the Debt Financing Sources and their respective Affiliates.

“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (b) severance plan, retention plan, bonus plan, retirement plan or other compensatory or benefit plan, program, policy, agreement or arrangement, in each case whether written or not written, (i) that is sponsored, maintained, contributed to (or required to be contributed to) or entered into by Seller or any of its Affiliates (including the Acquired Group) for the benefit of any Business Employee or Former Business Employee or (ii) for which any member of the Acquired Group has or could have any direct or indirect liability.

“Environmental Laws” means any Applicable Laws relating to the protection of the environment or natural resources or the protection of human health and safety, including Applicable Laws related to Hazardous Substances.

“Equity Securities” means, with respect to any Person, any (a) shares or units of capital stock or voting (including voting debt) or non-voting securities, (b) membership or partnership interests or units, (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or is derivative of or provides economic benefits based, directly or indirectly, on the value of, the issuing entity (including any “profits interests”), (d) subscriptions, calls, warrants, options, restricted share, restricted stock unit, stock appreciation right, contingent value right, performance unit, incentive unit or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire any of the interests in (a)-(d), or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“FDI Laws” means laws designed to prohibit, restrict or regulate foreign investment for purposes of national security, public order or defense matters applicable in any jurisdiction.

“Former Business Employee” means any former employee of Seller or any of its Affiliates (including the Acquired Group) who was last actively employed primarily with respect to the Business.

“Fraud” means actual and intentional common law fraud under the law of the State of Delaware with respect to the representations and warranties in this Agreement, any other Transaction Document or any certificate delivered hereto. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the Transactions, for (a) constructive fraud or other claims based on constructive knowledge, negligent or reckless misrepresentation, or similar theories, or (b) equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud-based claim or theory.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government or any political subdivision thereof, court, tribunal, judicial or arbitral body, regulatory or administrative agency, self-regulatory authority, commission, department, bureau, authority or other governmental instrumentality.

“Hazardous Substances” means any pollutant, contaminant or any waste, toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or identified pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any Tax based on or measured by net income, net profits or gains.

“Indebtedness” means all obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges, including arising as a result of the discharge of such amount owed of the Acquired Group with respect to the consummation of transactions contemplated hereby (including the Pre-Closing Restructuring)), without duplication, in respect of (i) borrowed money, (ii) obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) deferred purchase price of property, goods or services (other than trade payables in the ordinary course of business and included in Net Working Capital) and including any earnouts or other contingent payment obligations (assuming the maximum achievement of performance targets), (iv) lease obligations that are required to be capitalized as finance or capital leases in accordance with GAAP, (v) reimbursement obligations of such Person relating to drawn letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, (vi) any obligations relating to any compensation or employee benefits (including any pension or other post-employment benefits (including any amounts that the member of the Acquired Group are required to pay in connection with defined contribution schemes), retention, severance or deferred compensation obligations, and accrued bonuses and paid time off), including the employer portion of any payroll, employment or similar Taxes with respect thereto, (vii) Accrued Taxes, (viii) the aggregate net liability pursuant to interest rate or currency protection agreements, swap agreements, collar agreements, hedging arrangements and other similar arrangements, (ix) any payables or other Liabilities outstanding for GDS services provided by Seller to the Acquired Companies and (x) all obligations of the type referred to in the foregoing clauses of this definition of any Person for which the Acquired Group is responsible or liable as guarantor. Notwithstanding the foregoing, Indebtedness does not include (a) any intercompany obligations between or among wholly owned members of the Acquired Group (other than amounts referred to in clause (ix) of this definition), (b) any letters of credit, performance bonds, bankers acceptances or similar obligations if not drawn upon (or the undrawn portion thereof), (c) any amount included in the calculation of Net Working Capital or Transaction Expenses, (d) any Company Bonus Payments, and (e) any accrued compensation obligations normally included in the Historical Financial Statements.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights (in each case whether registered or unregistered, and including any registrations or applications for registrations, renewals, extensions, reversions, restorations or derivative works thereof) anywhere in the world, including any: (a) trademark, service mark, trade name, rights in logos, trade dress, domain name, social media identifiers and accounts, and corporate names, including all goodwill associated therewith (collectively, “Trademarks”); (b) copyright, works of authorship, mask work and moral rights; (c) invention, patent and patent application (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, non-provisionals, renewals, extensions and reexaminations thereof); (d) trade secret, rights in confidential information, know-how, data and database rights and rights in designs; (e) rights in Software; and (f) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, after giving effect to the Pre-Closing Restructuring, any and all computers, servers, Software, middleware, workstations, routers, hubs, switches, data communications lines, and other information technology, network and communications assets and equipment (including laptops and mobile devices) and any and all documentation related to any of the foregoing, in each case, owned by or licensed or leased to (or purported to be owned by or licensed or leased to) any member of the Acquired Group.

“knowledge of the Company” or “the Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge (after reasonable inquiry of their direct reports) of any of Scott Wilson, Chris Boyle and, solely with respect to the representations and warranties in Section 3.15 of this Agreement, Scott Moser.

“Liabilities” means all liabilities, obligations, debts, claims, actions or commitments of every kind and nature, whether accrued or unaccrued, fixed or contingent, mature or inchoate, known or unknown, disclosed or undisclosed, liquidated or unliquidated, due or to become due, including those arising under any Applicable Law and those arising under any Contract.

“Licensed Intellectual Property Rights” means, after giving effect to the Pre-Closing Restructuring, any and all Intellectual Property Rights owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any member of the Acquired Group or for which any member of the Acquired Group has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, license, sublicense, covenant not to sue, assignment, hypothecation, security interest, title retention or any other security agreement or security arrangement or other encumbrance or adverse claim in respect of such property or asset.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of the Reference Time, (a) the consolidated current assets of the Acquired Group that are included in the line-item categories of current assets specifically identified in the Accounting Principles, minus (b) the consolidated current liabilities of the Acquired Group that are included in the line-item categories of current liabilities specifically identified in the Accounting Principles, each computed and determined in accordance with the Accounting Principles.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current or future direct or indirect equityholders, Affiliates, and Representatives, or any former, current or future equityholder, Affiliate or Representative of the foregoing, in each case, that is not a party hereto.

“Order” means any judgment, decree, writ, injunction, ruling, award, decision, subpoena, determination, verdict or order entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.

“Pandemic Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shut down, closure, sequester, safety or similar law, directive, pronouncement, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to Coronavirus, including the CARES Act and the Families First Coronavirus Response Act, or any other epidemic, pandemic or disease outbreak.

“Parent Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored or maintained by a Governmental Authority) that is not, and as of the Closing will not be, a Company Benefit Plan.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease agreements in the ordinary course of business, (d) easements, covenants, rights of way and similar restrictions of record that (i) are matters of public record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property or (iii) do not materially interfere with the present uses of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, (f) to the extent terminated at or prior to the Closing, Liens securing payment, or any other obligations, of the Acquired Group with respect to Indebtedness, (g) any right, interest Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased that does not materially interfere with the conduct of the Business as currently conducted, (i) Liens expressly set forth in the Historical Financial Statements, (k) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (l) generally applicable restrictions on transfer under applicable securities laws, (m) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (n) Liens described in Section 1.01(a) of the Company Disclosure Schedule, and (o) Liens constituting non-exclusive licenses, sublicenses, covenants not to sue or other non-exclusive rights or immunities in respect of any Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, firm, corporate body (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Restructuring Documents” means, collectively, the various instruments, assignments, agreements, Contracts and other documents entered into and to be entered into to effect the transfer and (if applicable) recordation of assets, properties, Contracts and employees and the assumption of Liabilities in the manner contemplated by the Pre-Closing Restructuring.

“Pre-Closing Restructuring Intended Tax Treatment” means, collectively, the intended tax treatment of the Pre-Closing Restructuring as set forth in Exhibit G attached hereto.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Preserved Claims” means, with respect to any Seller Releasing Party or Buyer Releasing Party, (a) any of such party’s rights under the Transaction Agreements or under the R&W Insurance Policy, (b) any breach of Contract damages solely with respect to a breach of any Surviving Covenant to the extent provided in Section 11.01 (provided that disputes under Section 2.05 will solely be resolved in accordance with the dispute mechanism set forth in Section 2.05(d)), (c) in the case of Fraud, the right to assert a claim for Fraud solely against the party that committed such Fraud, (d) any of such party’s rights under the Related Party Agreements to the extent not terminated at or prior to the Closing, (e) in the case of a Buyer Releasing Party, any claim such Buyer Releasing Party may have against a Business Employee in their capacity as such, and (f) any of such party’s rights under any commercial agreement entered into the ordinary course of business between a Buyer Releasing Party and a Seller Releasing Party.

“Proceeding” means any action, lawsuit, litigation, administrative enforcement proceeding, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Prohibited Business” has the meaning set forth on Section 1.01(b) of the Company Disclosure Schedule.

“R&W Insurance Policy” means a representations and warranties insurance policy issued in the name of Buyer in connection with this Agreement, the cost of which shall be paid entirely by Buyer.

“Reference Time” means 11:59 p.m. (Central Time) on the Business Day immediately preceding the Closing Date.

“Regulations” means (i) the Acquired Rights Directives 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directives 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area in which one or more Business Employees are based or carry out their work from time to time and (ii) all national legislation which effects the automatic transfer of employees on the sale of a business, including, without limitation the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.

“Retained Business” means all of the businesses and operations of Parent or any of its Subsidiaries (excluding, following the Closing, the Acquired Group), other than the Business.

“Retained Group” means Parent and each direct or indirect Subsidiary of Parent, other than those in the Acquired Group. Any reference in this Agreement to “a member of the Retained Group” means Parent or any direct or indirect Subsidiary of Parent and, unless the context clearly requires otherwise, any reference to the “Retained Group” will be understood and interpreted as a reference to any member of the Retained Group, individually, or the members of the Retained Group, collectively.

“Schedules” means, as the context requires, the Buyer Disclosure Schedule, the Seller Disclosure Schedule and/or the Company Disclosure Schedule and any other schedules required to be delivered hereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Credit Support” means, collectively, the letters of credit, guarantees, financial assurances, surety bonds, performance bonds and other similar contractual obligations entered into by, on behalf of or for the account of the Retained Group in respect of any liability of any member of the Acquired Group or otherwise in support of the Business, either (a) outstanding as of the date of this Agreement and listed on Section 1.01(c) of the Company Disclosure Schedule or (b) entered into after the date of this Agreement and prior to Closing with the prior written consent of Buyer.

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller Tax Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.

“Seller’s Bank Account” means an account or accounts designated by Seller, by notice to Buyer, which notice shall be delivered not later than three (3) Business Days prior to the Closing Date.

“Software” means any and all computer software, programs, applications, and databases, including any and all (a) software implementations of algorithms, models and methodologies, software compilations, source code and object code, development tools, compilers, higher level or “proprietary” languages, comments, user interfaces, menus, buttons and icons, firmware, operating systems, specifications, (b) files, data, scripts, application programming interfaces, manuals, design notes, development and design tools, applets, compilers, assemblers, programmers’ notes, architecture, algorithms, (c) derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof or thereto, (d) related programming and user documentation, (e) translations or modifications thereof that substantially preserves its original identity and (f) media and other tangible property necessary for the delivery or transfer thereof, in each case, whether in source code, object code or human readable form.

“Straddle Period” means a Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such first Person.

“Target Working Capital Maximum” means $5,400,000.

“Target Working Capital Minimum” means $1,400,000.

“Tax” means any U.S. federal, state, local or non-U.S. tax, customs duty, levy, tariff, impost or other like assessment or charge (including withholding on amounts paid to or by any Person), including any net income, gross receipts, capital gains, profits, windfall profits, alternative minimum, sales, use, ad valorem, VAT, goods and services, transfer, franchise, inventory, capital stock, license, payroll, employment, social security, unemployment, utility, production, branch, premium, severance, disability, environmental, excise, stamp, documentary, registration, conveyance, recording, license, occupation, personal property, real property, unclaimed property, escheat and estimated taxes, in each case in the nature of a tax, imposed by any Taxing Authority together with any interest or penalty imposed with respect thereto, and any liability for any of the foregoing as transferee or successor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule, claim for refund or form (including any estimated tax or information return or report and any filings included in connection with a statutory audit) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any written agreement entered into prior to the Closing binding any member of the Acquired Group that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, in each case, other than any such agreement (i) solely between or among members of the Acquired Group or (ii) entered into in the ordinary course of business, not primarily relating to Taxes and not involving the sale of any Subsidiary or material non-inventory asset.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Escrow Agreement, the Equity Commitment Letter, the Guarantee and the Pre-Closing Restructuring Documents.

“Transaction Expenses” means, without duplication, (a) all fees, expenses and costs incurred by or on behalf of, or payable by, the Acquired Group with respect to financial advisors, accountants, legal advisors and other third-party advisors in connection with this Agreement or the transactions contemplated by the Transaction Agreements (or any other sale process conducted or pursued by Parent or any of its Subsidiaries with respect to the Business), the Corporate Transactions or the Pre-Closing Restructuring, (b) any severance, retention, change of control or transaction bonuses payable by the Acquired Group to Business Employees, in each case of this clause (b), which become payable (x) in connection with the consummation of the Transactions (together with the employer portion of any payroll, employment or similar Taxes related thereto) pursuant to any agreement entered into by Parent or any of its Subsidiaries prior to the Closing, but only if triggered without the requirement of any further action by the Acquired Group or Buyer or any of its Affiliates following the Closing (including any termination of employment) or (y) pursuant to the agreements set forth on Section 1.01(e) of the Company Disclosure Schedule (together with the employer portion of any payroll, employment or similar Taxes related thereto), (c) the amounts set forth on Section 1.01(d) of the Company Disclosure Schedule, and (d) the amount of Transfer Taxes allocated to Seller in Section 8.03, in each case, with respect to the foregoing clauses (a), (b) and (c), that have been incurred prior to and that remain unpaid as of the Reference Time (it being understood that in no event shall Transaction Expenses be deemed to include any fees, costs and expenses to the extent incurred by or at the written direction of Buyer after the date hereof or otherwise relating to Buyer’s or its Affiliates’ financing for the Transactions and any fees costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)); provided that, for the avoidance of doubt, Transaction Expenses shall not include any amount included in Closing Cash or Acquired Group Indebtedness. Notwithstanding the foregoing, Transaction Expenses will not include any (i) Company Bonus Payments, (ii) fees, costs, expenses and other obligations incurred pursuant to Contracts entered into by the Acquired Group after the Closing or (iii) fees, costs, expenses, premiums or other obligations arising from or relating to (x) filing fees under the HSR Act or any other applicable Antitrust Law or FDI Law, (y) the R&W Insurance Policy or (z) the Escrow Agreement.

“Transaction Tax Deductions” means, without duplication, all items of loss or deduction of any member of the Acquired Group that is deductible for Income Tax purposes under a “more likely than not” or higher standard of review and attributable to (a) fees or other payments to the holders of the existing Indebtedness of any member of the Acquired Group in connection with the transactions contemplated by this Agreement (or any Transaction Agreement), including any redemption premium, prepayment penalties or unamortized debt issuance costs, (b) costs, fees, and expenses (including all attorney’s fees, accountant’s fees, and investment banker fees) incurred by any member of the Acquired Group in connection with the transactions contemplated by this Agreement (or any Transaction Agreement), (c) the exercise, deemed exercise or cancellation of any options, or payments to holders of such options, arising as a result of the transactions contemplated by this Agreement (or any Transaction Agreement), (d) any Company Bonus Payments, (e) any Taxes payable by any member of the Acquired Group and borne by Parent or any Subsidiary of Parent other than a member of the Acquired Group in connection with items described in clauses (a) through (d) above, including the employer’s share of any employment Taxes and (f) all items of loss or deduction arising from or relating to Transaction Expenses.

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Pre-Closing Restructuring.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, VAT, or other similar Tax (including any penalties and interest).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit A to be entered into by the Company, Seller and Buyer at the Closing.

“Valuation Firm” means KPMG LLP or, if such firm is not willing to serve as the Valuation Firm as contemplated hereby, another firm with similar capabilities and reputation to such firm that is selected by Seller (with the consent of Buyer, such consent not to be unreasonably withheld or delayed).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) in relation to the United Kingdom, value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto and (c) any other tax of a similar nature (including sales tax, use tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.

“Wrongly Transferred Employee” means an employee of, or service provider to, Parent or its Affiliates, who is not a Business Employee but is found or alleged to have transferred to Buyer and its Affiliates pursuant to the Regulations; provided, that any Business Employee who is employed by Buyer or any of its Affiliates through unlawful means shall not constitute a “Wrongly Transferred Employee”.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Accounting Principles”	2.05(a)
“Adjusted Closing Date Consideration”	2.05(b)
“Adjustment Escrow Amount”	2.06
“Adjustment Escrow Fund”	2.06
“Agreement”	Preamble
“Alternative Transaction”	6.22
“Applicable Data Protection Requirement”	3.15(i)
“Asset Tax Basis”	3.19(p)
“Balance Sheet Date”	3.07(a)
“Business”	Recitals
“Business Data”	6.27
“Business Mark”	6.05(b)(i)
“Buyer”	Preamble
“Buyer Closing Certificate”	9.01(c)(iii)
“Buyer Cure Period”	10.01(d)(i)
“Buyer DC Plan”	7.12(a)
“Buyer Released Claim”	11.02(a)
“Buyer Released Parties”	11.02(b)
“Buyer Releasing Parties”	11.02(a)
“Closing”	2.03
“Closing Date Consideration”	2.01
“Commitment Letters”	5.05
“Company”	Preamble
“Company Closing Certificate”	9.01(b)(v)
“Company Registered IP”	3.15(a)
“Company Securities”	3.05
“Company Software”	3.15(a)
“Company’s Wrong Pocket Assets”	6.16(a)
“Compound Marks”	6.05(a)(ii)
“Consent”	3.03
“Continuation Period”	7.06
“Corporate Transactions”	8.01(a)
“Data Breach”	3.15(h)
“Data Room”	1.02
“Debt Financing”	6.17(b)
“Deficit Amount”	2.05(e)(ii)
“Delayed Transfer Date”	7.02
“Delayed Transfer Employee”	7.02
“Determination Date”	2.05(e)(i)
“Dispute”	12.09
“Effect”	1.01
“Employee List”	3.16(a)
“Enforceability Exception”	3.02(b)
“Equity Commitment Letter”	5.05
“Equity Financing”	5.05
“Escrow Agreement”	2.06
“Estimated Acquired Group Indebtedness”	2.05(a)
“Estimated Closing Cash”	2.05(a)

Term	Section
“Estimated Company Bonus Payments”	2.05(a)
“Estimated Net Working Capital”	2.05(a)
“Estimated Transaction Expenses”	2.05(a)
“Final Acquired Group Indebtedness”	2.05(b)
“Final Closing Cash”	2.05(b)
“Final Closing Statement”	2.05(b)
“Final Company Bonus Payments”	2.05(b)
“Final Net Working Capital”	2.05(b)
“Final Transaction Expenses”	2.05(b)
“Financing”	5.05
“Fundamental Representations”	9.01(b)(i)
“Guarantee”	5.06
“Guarantor”	5.06
“H&B”	12.09
“Historical Financial Statements”	3.07(a)
“Increase Amount”	2.05(e)(i)
“Indemnitee” or “Indemnitees”	6.10(a)(i)
“Leased Real Property”	3.13(a)
“Leave Employee”	7.03
“Legacy Business Data”	6.27
“Material Contracts”	3.10(a)
“New Business Data”	6.27
“Objections Statement”	2.05(d)
“Offered Employee”	7.01
“Outside Date”	10.01(b)(i)
“Parent”	Preamble
“Parent Welfare Plan”	7.08
“party” or “parties”	Recitals
“PEO”	7.01
“Permits”	3.12(b)
“Pre-Closing Restructuring”	6.06
“Pre-Closing Restructuring Intended Tax Treatment”	6.06
“Pre-Closing Restructuring Plan”	6.06
“Preliminary Closing Statement”	2.05(a)
“Privileged Materials”	12.09
“Purchased Shares”	Recitals
“Qualifying Offer”	7.01
“Real Property Lease”	3.13(a)
“Recovery Costs”	6.14(c)
“Related Party Agreement”	3.20(a)
“Remedial Action”	6.02(d)(iv)
“Required Information”	6.17(b)
“Restricted Period”	6.04(b)
“Retained Claims”	6.14(b)
“Seller”	Preamble
“Seller Cure Period”	10.01(c)
“Seller Existing Indebtedness Documents”	10.01(c)
“Seller Marks”	6.05(a)(ii)
“Seller Prepared Tax Return”	8.02(a)
“Seller Released Claim”	11.02(b)

Term	Section
“Seller Released Parties”	11.02(a)
“Seller Releasing Parties”	11.02(b)
“Seller’s Wrong Pocket Assets”	6.16(b)
“Specified Buyer Prepared Tax Return”	8.02(b)
“Specified German Prepayments”	8.01(c)
“Surviving Covenants”	11.01
“Tax Claim”	8.06
“Terminating Buyer Breach”	10.01(d)(i)
“Terminating Seller Breach”	10.01(c)
“Top Business Customers”	3.21(a)
“Top Business Suppliers”	3.21(b)
“Transferred Employees”	7.01
“WARN”	7.10

1.02 Other Definitional and Interpretative Provisions. References in this Agreement to an Article, Section, Exhibit or Schedule, shall be to an Article of, a Section of, an Exhibit to or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word “shall” denote a directive and obligation, and not an option. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by addenda and by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder; provided that any reference to an agreement or instrument set forth in any Disclosure Schedule will be deemed to not include any amendments, modifications, supplements, or addenda thereto, except for those that are immaterial or that do not adversely affect the rights or obligations of the parties under such agreement or instrument. References to a Person are also to its permitted assigns and successors. References in this Agreement to “ordinary course of business” (or similar references) mean the ordinary course of business, consistent with past practice. For purposes of this Agreement, if at least one day prior to the execution hereof Seller or a Person acting on its behalf posts (and does not remove) a document to the online data room hosted on behalf of Seller and/or its Subsidiaries (the “Data Room”), such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to Buyer by Seller or the Company, as applicable. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

PURCHASE AND SALE

2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey the Purchased Shares to Buyer free and clear of all Liens (other than restrictions arising under generally applicable securities laws), and Buyer shall purchase and accept the Purchased Shares from Seller, and shall pay to Seller (by delivery to Seller’s Bank Account by wire transfer of immediately available funds) the Closing Date Consideration specified by the Company in the Preliminary Closing Statement in accordance with Section 2.05(a) below. The “Closing Date Consideration” shall be equal to:

(a) $1,100,000,000; plus

(b) the Estimated Closing Cash, if any; plus

(c) the amount by which the Estimated Net Working Capital is greater than the Target Working Capital Maximum, if any; minus

(d) the amount by which the Estimated Net Working Capital is less than the Target Working Capital Minimum, if any; minus

(e) the Adjustment Escrow Amount paid by Buyer to the Escrow Agent pursuant to Section 2.02; minus

(f) the Estimated Transaction Expenses; minus

(g) the Estimated Acquired Group Indebtedness; minus

(h) the Estimated Company Bonus Payments.

2.02 Other Closing Date Settlements. At the Closing, Buyer shall (a) on behalf of the Acquired Group and Seller, pay Estimated Transaction Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by Seller to Buyer at least three (3) Business Days prior to the Closing Date (including, for the avoidance of doubt, in accordance with Section 2.07), and (b) deposit the Adjustment Escrow Amount into an escrow account held by the Escrow Agent (collectively, the “Settlement Amounts”). Unless otherwise specified, all payments pursuant to this Section 2.02 shall be by wire transfer of immediately available U.S. dollars to the account or accounts specified in writing (which may be email) by the recipient(s).

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place via the electronic exchange of documents and signature pages on the third Business Day after (or, at Seller’s election, on the first Business Day of the calendar month following) the date on which all of the conditions set forth in Article IX (other than conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, written waiver by the party or parties entitled to the benefit of such conditions) have been satisfied or, to the extent permitted by Applicable Law, waived in writing by the party or parties entitled to the benefit thereto, or on or at such other date or place as is agreed to in writing by Buyer and Seller; provided that notwithstanding anything in this Agreement to the contrary, Buyer shall not have any obligation whatsoever to consummate the Closing until the date that is 60 days after the date hereof. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.04 Closing Deliverables. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a) Seller shall deliver, or cause to be delivered, to Buyer:

(i) to the extent the Purchased Shares are certificated, certificate(s) representing such Purchased Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer;

(ii) the Transition Services Agreement, duly executed by Seller;

(iii) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iv) the duly executed Pre-Closing Restructuring Documents;

(v) the Company Closing Certificate; and

(vi) an IRS Form W-9 completed and executed by Seller.

(b) In addition to delivery of the Closing Date Consideration and Settlement Amounts contemplated in Sections 2.01 and 2.02 Buyer shall deliver, or cause to be delivered, to Seller:

(i) the Transition Services Agreement, duly executed by the Company;

(ii) the Escrow Agreement, duly executed by Buyer;

(iii) the Buyer Closing Certificate; and

(iv) if procured, a duly executed binder, attaching the final form of the R&W Insurance Policy.

2.05 Closing Date Consideration Adjustment.

(a) Preliminary Closing Statement. Not later than the third (3rd) Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated closing statement (the “Preliminary Closing Statement”), setting forth Seller’s estimated calculations of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Acquired Group Indebtedness (the “Estimated Acquired Group Indebtedness”), (iii) Transaction Expenses (the “Estimated Transaction Expenses”), (iv) Closing Cash (the “Estimated Closing Cash”), (v) Company Bonus Payments (“Estimated Company Bonus Payments”)” and (vi) based on the estimates set forth in clauses (i) through (v), the resulting Closing Date Consideration. The Preliminary Closing Statement is to be prepared in accordance with the defined terms herein and, in the case of Estimated Net Working Capital, the principles set forth on Exhibit C (the “Accounting Principles”). Following delivery of the Preliminary Closing Statement, to the extent reasonably requested by Buyer, Seller shall (A) subject to Section 2.05(c), make its Representatives that participated in the preparation of the Preliminary Closing Statement reasonably available to Buyer to discuss the Preliminary Closing

Statement and (B) consider any reasonable comments provided by Buyer in good faith based on Buyer’s review of the Preliminary Closing Statement and such documentation; provided, that, if there is a dispute over the Preliminary Closing Statement or any component thereof, the Preliminary Closing Statement delivered by Seller shall govern and the obligation of Seller to consider such reasonable comments of Buyer regarding the Preliminary Closing Statement shall in no event require that Seller or the Acquired Group revise the Preliminary Closing Statement or any component thereof or that the contemplated Closing Date be postponed or otherwise delayed.

(b) Final Closing Statement. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Statement”), together with reasonable supporting detail, showing Buyer’s good faith calculations of (i) Net Working Capital (the “Final Net Working Capital”), (ii) Acquired Group Indebtedness (the “Final Acquired Group Indebtedness”), (iii) Transaction Expenses (the “Final Transaction Expenses”), (iv) Closing Cash (the “Final Closing Cash”), (v) Company Bonus Payments (the “Final Company Bonus Payments”), and (vi) based on the amounts set forth in clauses (i) through (iv), the amount that the Closing Date Consideration would have been if the Final Net Working Capital, Final Acquired Group Indebtedness, Final Transaction Expenses, Final Closing Cash, and Final Company Bonus Payments were substituted for the Estimated Net Working Capital, Estimated Acquired Group Indebtedness, Estimated Transaction Expenses, Estimated Closing Cash, and Estimated Company Bonus Payments, respectively (such adjusted amount, the “Adjusted Closing Date Consideration”). The Final Closing Statement shall be prepared in accordance with the defined terms herein and, in the case of Final Net Working Capital, the Accounting Principles and shall, except as explicitly set forth in the Accounting Principles (A) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions (including any financing transactions in connection with the consummation of the Transactions), (B) be based on facts and circumstances as they exist as of immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing (provided that the Final Closing Statement and the calculations contained therein may take into consideration information becoming available within ninety (90) days after the Reference Time, to the extent such information provides evidence of facts and circumstances existing as of the Closing Date), and (C) not give effect to the Transactions or any financing obtained or to be obtained by Buyer or any of its Affiliates (including any member of the Acquired Group following the Closing) or any other transaction entered into by Buyer or any of its Affiliates (including any member of the Acquired Group following the Closing) or any other facts unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. For the avoidance of doubt, the parties agree that the purpose of preparing the Final Closing Statement and determining the Final Net Working Capital, Final Acquired Group Indebtedness, Final Transaction Expenses, Final Closing Cash and Final Company Bonus Payments and the related Closing Date Consideration adjustment contemplated by this Section 2.05 is to measure the amount of change (if any) between the Preliminary Closing Statement and the Final Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than are set forth in the defined terms hereof and, in the case of Final Net Working Capital, the Accounting Principles. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.05(b) within ninety (90) days after the Closing Date, then, at the election of Seller, either (x) Seller may prepare and present the Final Closing Statement within an additional thirty (30) days thereafter, or (y) the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.05(a) shall be deemed to be the Final Closing Statement for all purposes hereunder. If Seller elects to prepare the Final Closing Statement in accordance with the immediately preceding sentence, then all subsequent references in Section 2.05(d) to Buyer will be deemed to be references to Seller and all subsequent references to Seller will be deemed to be references to Buyer.

(c) Access. For purposes of complying with the terms set forth in this Section 2.05, each party shall promptly and reasonably cooperate with and make reasonably available to the other parties and their respective Representatives, on a prompt basis, all relevant information, records and data, including reasonable access to its personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Preliminary Closing Statement and the Final Closing Statement and the resolution of any disagreement related thereto (subject to the execution of customary access letters). Following the Closing and prior to the Determination Date, Buyer shall not, and shall cause each member of the Acquired Group not to, take any action with respect to the accounting books and records on which the Final Closing Statement will be based that would obstruct or prevent the preparation of the Final Closing Statement and the determinations set forth in this Section 2.05.

(d) Dispute. If Seller has any objections to the Final Closing Statement, Seller shall deliver to Buyer a statement setting forth its objections thereto (the “Objections Statement”). If the Objections Statement is not delivered to Buyer within forty-five (45) days after delivery of the Final Closing Statement to Seller, the Final Closing Statement shall be final, binding and non-appealable by the parties. Seller may not amend the Objections Statement. Seller and Buyer shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller and Buyer shall submit such outstanding matters of dispute to the Valuation Firm for resolution. The parties shall cooperate with the Valuation Firm during the term of its engagement, including by executing a customary engagement letter. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. Seller and Buyer shall jointly instruct the Valuation Firm that it (i) shall review only the unresolved disagreements contained in the Objections Statement, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.05 in accordance with the defined terms herein and, in the case of Final Net Working Capital, the Accounting Principles, (iii) shall render its decision within thirty (30) days after the referral of the dispute to the Valuation Firm for a decision pursuant hereto, (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and (v) shall make its decision solely on written materials submitted by the parties and shall not conduct an independent review. As promptly as practicable following the Valuation Firm’s engagement, Buyer and Seller shall each prepare and submit a written presentation to the Valuation Firm. Following delivery of the presentations, Buyer and Seller may each submit a written response to the other party’s presentation. As soon as practicable thereafter, the Valuation Firm shall render a decision based solely on their respective presentations. Neither Seller nor Buyer (and none of their respective Representatives) shall have any ex parte conversation(s) or meeting(s) with the Valuation Firm without the prior consent of (x) with respect to Seller, Buyer and (y) with respect to Buyer, Seller. In resolving any such unresolved disagreement(s), the Valuation Firm shall act solely as an expert, and not as an arbitrator. The costs and expenses of the Valuation Firm shall be allocated between Buyer and Seller based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other party by the Valuation Firm bears to the dollar value contested by such party in the written presentation to the Valuation Firm. For example, if Seller submits an Objections Statement to the Valuation Firm for $1,000, and if Buyer contests to the Valuation Firm only $500 of the amount claimed by Seller, and if the Valuation Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller. All determinations made by the Valuation Firm shall be final, conclusive and binding on the parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the party against which such determination is to be enforced. Without limiting claims under any R&W Insurance Policy, the process set forth in this Section 2.05(d) shall be the exclusive remedy of the parties for any disputes related to items required to be reflected on the Final Closing Statement or taken into account in the calculation of the Net Working Capital, the Closing Cash, the outstanding amount of all Acquired Group Indebtedness Debt and Transaction Expenses.

(e) Post Closing Adjustment.

(i) If the Adjusted Closing Date Consideration as finally determined pursuant to Section 2.05(d) is greater than the Closing Date Consideration (such amount, the “Increase Amount”), then, within two (2) Business Days from the date on which the adjustment to the Closing Date Consideration is determined in accordance with this Section 2.05(e) (the “Determination Date”), (A) Buyer and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release the entire Adjustment Escrow Fund to Seller by wire transfer of immediately available funds, to the account designated in writing by Seller to the Escrow Agent and (B) Buyer shall pay or caused to be paid to Seller (or one or more Affiliates of Seller designated by Seller) an amount equal to the lesser of (1) the Increase Amount and (2) the Adjustment Escrow Amount in immediately available funds by wire transfer to Seller’s Bank Account or such other bank account designated by Seller to Buyer.

(ii) If the Adjusted Closing Date Consideration as finally determined pursuant to Section 2.05(d) is less than the Closing Date Consideration (the absolute value of such amount, the “Deficit Amount”), then, within two (2) Business Days of the Determination Date, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release (A) an amount of cash equal to the lesser of (I) the amount then remaining in the Adjustment Escrow Fund and (II) the Deficit Amount from the Adjustment Escrow Fund to Buyer, by wire transfer of immediately available funds, to an account designated in writing by Buyer to the Escrow Agent, and (B) the remaining amount of cash in the Adjustment Escrow Fund, if any, to Seller, by wire transfer of immediately available funds, to the account designated in writing by Seller to the Escrow Agent. For the avoidance of doubt, Buyer’s recourse for any Deficit Amount shall be limited to the amounts remaining in the Adjustment Escrow Fund as of the Determination Date, and Buyer shall not be entitled to recover from Seller or any other Person in the event that the Deficit Amount exceeds the amount remaining in the Adjustment Escrow Fund as of the Determination Date.

(iii) If the Adjusted Closing Date Consideration is equal to the Closing Date Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.05(e), and Seller and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days of the Determination Date, instructing the Escrow Agent to release the entire Adjustment Escrow Fund to Seller, by wire transfer of immediately available funds, to the account designated in writing by Seller to the Escrow Agent.

(iv) The Parties will treat any payment made pursuant to this Section 2.05(e) as an adjustment to the purchase price for federal, state and local income (and other applicable) Tax purposes, except as otherwise required by Applicable Law.

2.06 Establishment of Adjustment Escrow Fund. At the Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in immediately available funds, an amount equal to $5,000,000 (the “Adjustment Escrow Amount”), in accordance with the terms of Section 2.02 of this Agreement and the escrow agreement attached hereto as Exhibit D (the “Escrow Agreement”). The Adjustment Escrow Amount shall be held in an interest-bearing escrow fund account (the “Adjustment Escrow Fund”) pursuant to the terms of the Escrow Agreement as security for any Deficit Amount, and is subject to the disbursement terms contained in this Agreement and the Escrow Agreement. All fees, costs and expenses of the Escrow Agent shall be borne 100% by Buyer.

2.07 Compensatory Payments. Notwithstanding anything in this Agreement to the contrary, any payments that are compensatory in nature (including, for the avoidance of doubt, the Company Bonus Payments) required to be made hereunder shall in the first instance be made to the applicable member of the Retained Group (or its successors or assignees, as applicable), and such member of the Retained Group (or its successors or assignees, as applicable) shall make such payment through the appropriate payroll account or process and net of any applicable Tax withholding.

2.08 Withholding. Buyer and Seller, and their respective Affiliates, and the members of the Acquired Group, shall each be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. Amounts so withheld and properly remitted to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. If Buyer or Seller believes that withholding is required with respect to any amount otherwise payable to any other Person under this Agreement, other than withholding with respect to compensatory payments under Section 2.07 and backup withholding (a) Buyer or Seller shall notify the other party, as applicable, at least ten (10) Business Days before any such payment subject to withholding is made, and (b) the parties shall use commercially reasonable efforts to cooperate prior to the Closing Date to reduce or eliminate any such deduction and withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED GROUP

Subject to Section 12.02, except as set forth in the Company Disclosure Schedule, Seller represents and warrants to Buyer as follows:

3.01 Existence and Power. The Company (a) is duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of the State of Delaware and (b) has the requisite corporate powers to carry on its business as now conducted and as will be conducted upon consummation of the Pre-Closing Restructuring. The Company is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Buyer true and complete copies of the Company’s organizational and governing documents, together with all amendments and modifications thereto, each as currently in effect, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto, and the Company is not in default under, or in violation of, any provision thereof.

3.02 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby are within the Company’s corporate powers and have been (or, in the case of Transaction Agreements to be entered into after the date hereof, will prior to the entry thereinto be) duly authorized by all necessary corporate action on the part of the Company.

(b) The Company has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, and the other Transaction Agreements, when executed by the Company and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute a valid and binding agreement of the Company, in each case, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

3.03 Governmental Authorization. No consent, approval, Order or authorization (any of the foregoing, a “Consent”) of, or notice to, any Governmental Authority that has jurisdiction over the Transactions is required on the part of the Company in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws, and (ii) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect or materially delay or materially impair the Company’s ability to consummate the Transactions.

3.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the applicable organizational or governing documents of the Company or any other member of the Acquired Group, (b) require any consent or other action by, or notice or payment to, any Person under, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination, modification or acceleration pursuant to any Material Contract or Permit, (c) violate or conflict with any Applicable Law applicable to the Business or the members of the Acquired Group or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Acquired Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.05 Capitalization; Ownership of Company Securities. Except for the Purchased Shares which is accurately described in Section 3.05 of the Company Disclosure Schedule, there are no issued or outstanding Equity Securities of the Company (all Equity Securities of the Company being, “Company Securities”). All of the Company Securities are duly authorized, validly issued, fully paid, nonassessable, free of preemptive or subscription rights, rights of first refusal or first offer and other similar rights and free and clear of any Liens (other than liens or restrictions arising under generally applicable securities laws or the Seller Existing Indebtedness Documents that will be released prior to the Closing). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Company Securities. The Company is not party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.06 Acquired Subsidiaries.

(a) Each of the Acquired Subsidiaries (i) is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite corporate or similar organizational powers to carry on its business as currently conducted, except as would not be material to the Acquired Group, taken as a whole. Each of the Acquired Subsidiaries is duly qualified to do business and, to the extent legally applicable, is in good standing as a foreign entity in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except for those jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) Section 3.06(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement and as of the Closing (after giving effect to the Pre-Closing Restructuring), for the Company and each of the Acquired Subsidiaries, (i) the name and jurisdiction of its organization and tax residence and (ii) the number of issued and outstanding shares of each class and series of capital stock or other Equity Securities of such Person and to whom such Equity Securities are issued. All such Equity Securities are duly authorized, validly issued, fully paid, nonassessable, free of preemptive or subscription rights, rights of first refusal or first offer and other similar rights and free and clear of any Liens (other than Permitted Liens). Except for the Persons as set forth on Section 3.06(b) of the Company Disclosure Schedule, no member of the Acquired Group (A) owns, or as a result of the Pre-Closing Restructuring will own, directly or indirectly, any Equity Securities in any Person (other than another member of the Acquired Group), (B) has any rights to and is not bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Securities in, or to make any investment in, or contribution or advance to, any Person or (C) controls, directly or indirectly, any Person. As of the Closing and after giving effect to the Pre-Closing Restructuring, all Equity Securities of each Person set forth on Section 3.06(b) are owned beneficially and of record, directly or indirectly, by the Company.

3.07 Financial Statements.

(a) Section 3.07 of the Company Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited carve-out balance sheets of the Business as of December 31, 2024 and December 31, 2023 and the related unaudited carve-out income statements of the Business for the twelve (12)-month periods then ended and (ii) the unaudited carve-out balance sheet of the Business as of March 31, 2025 (the “Balance Sheet Date”) and the related unaudited carve-out income statements of the Business for the three (3)-month period ended March 31, 2025 (clauses (i) and (ii), collectively, the “Historical Financial Statements”).

(b) The Historical Financial Statements have been prepared in accordance with GAAP from the books and records of the Business and present fairly, in all material respects, the financial condition and results of operations of the Business as of the dates and for the periods therein; provided, however, that (i) the Historical Financial Statements were prepared solely for the purpose of this Agreement and for the internal management purposes of Seller, (ii) the Historical Financial Statements and the foregoing representations and warranties are qualified by the fact that the Acquired Group has not operated as a separate standalone group of entities, that the allocations and estimates included in the Historical Financial Statements are not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a standalone basis as a separate entity during such periods or as of such dates and the Historical Financial Statements include adjustments as described therein, (iii) the Historical Financial Statements do not reflect normal year-end adjustments for months which are neither a year-end or quarter-end (none of which would be, individually or in the aggregate, material if presented), (iv) the Historical Financial Statements do not contain footnote disclosures and other presentation items and (v) the Historical Financial Statements reflect the allocation methodologies of Parent required for segment reporting. Except as shall be taken into account in the Preliminary Closing Statement as finally determined in accordance with Section 2.05(a), there is no Acquired Group Indebtedness or Transaction Expenses.

3.08 Absence of Certain Changes. Except for the Transactions and the Pre-Closing Restructuring, and except as set forth on Section 3.08 of the Company Disclosure Schedule, since the Balance Sheet Date, (a) Parent and the Acquired Group have conducted the Business, in all material respects, in the ordinary course, (b) there has not occurred a Company Material Adverse Effect and (c) no member of the Acquired Group, and neither Parent nor any of its Subsidiaries with respect to the Business, has taken any action that would, if taken after the date of this Agreement, require consent of Buyer pursuant to Section 6.01(2).

3.09 No Undisclosed Material Liabilities. The Acquired Group does not have, and after giving effect to the Pre-Closing Restructuring will not have, any Liability other than: (a) Liabilities set forth or reflected on the Historical Financial Statements or expressly disclosed in the notes thereto; (b) Liabilities incurred in the ordinary course of business of the Business since the Balance Sheet Date (it being understood that in no event will any Liabilities resulting from any breach of Contract or Permit, tortious conduct, violation or noncompliance with Applicable Law, litigation or infringement be deemed to have been incurred in the ordinary course of business); (c) Liabilities incurred in connection with the Transactions or the Pre-Closing Restructuring and included in Estimated Transaction Expenses; (d) Liabilities arising under executory contracts entered into in the ordinary course of business of the Business (other than as a result of a breach thereof by Parent or any of its Subsidiaries); (e) expressly taken into account in the calculation of the Closing Date Consideration; (f) as set forth on Section 3.09 of the Company Disclosure Schedule or (g) other undisclosed liabilities which would not have a Company Material Adverse Effect.

3.10 Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts to which any member of the Acquired Group is (or, following the completion of the Pre-Closing Restructuring, will be) a party or is bound by, in each case, that fall within the following categories and that are existing as of the date hereof (other than Contracts solely between or among members of the Acquired Group) (the Contracts required to be set forth on Section 3.10(a) of the Company Disclosure Schedule, together with the Contracts in effect at the Closing that, if in effect as of the date hereof, would be required to be set forth thereon, collectively, the “Material Contracts”):

(i) any Real Property Lease;

(ii) any Related Party Agreement;

(iii) any Contract with a Top Business Customer, in their capacity as such;

(iv) any Contract with a Top Business Supplier, in their capacity as such;

(v) any Contract (other than purchase orders, service order forms and invoices entered into in the ordinary course of business) that involves contractually obligated payments to or from the Acquired Group in excess of $500,000 on an annual basis;

(vi) any material partnership, joint venture or other similar Contract involving any member of the Acquired Group or the Business;

(vii) any Contract that contains minimum purchase requirements, “take-or-pay” provisions, exclusivity, or “most favored nation” provisions;

(viii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(ix) any Contract as obligor or guarantor relating to indebtedness of the Acquired Group or the Business for borrowed money, the deferred purchase price of property or the lending of money or extension of credit, except any Contracts with an aggregate outstanding principal amount not exceeding $500,000;

(x) any Contract involving interest rate, currency, commodity or other swap, collar, cap or other hedging or similar arrangements;

(xi) any Contract requiring any capital commitment or capital expenditures (including series of related expenditures) in excess of $3,000,000 in the aggregate;

(xii) any Contract that creates a Lien (other than a Permitted Lien) on any of the material assets or properties of the Acquired Group;

(xiii) any Contract containing covenants limiting or purporting to limit the freedom of the Business or any member of the Acquired Group to compete with any Person in a product line or line of business, develop, license or market any products or services, acquire any business or Person, or operate in any jurisdiction;

(xiv) any Contract containing a material right of first refusal or first offer or similar right;

(xv) any Contract with a Governmental Authority;

(xvi) any Contract pursuant to which a member of the Acquired Group (A) grants a license, sublicense, right to use or other grant of rights with respect to, or covenant not to be sued under, any Intellectual Property Rights to any third party, or (B) is granted a license, sublicense, right to use or other grant of rights with respect to, or covenant not to be sued under, any Intellectual Property Rights of any third party, other than (1) non-exclusive shrink-wrap and click-wrap Software licenses and end-user licenses, and non-exclusive licenses to off-the-shelf Software that is generally commercially available on non-discriminatory pricing terms involving consideration of less than $50,000 per annum or (2) non-exclusive licenses of Company Intellectual Property Rights entered into by any member of the Acquired Group with customers in the ordinary course of business consistent with past practice;

(xvii) any Contract for the employment of any executive officer, director or employee of any member of the Acquired Group with an annual base salary in excess of $300,000, other than (A) offer letters or Contracts that provide for at-will employment or that are terminable without penalty or any further payment upon less than thirty (30) days’ notice, or (B) confidentiality or similar agreements entered into in the ordinary course of business;

(xviii) any Contract, except for any broad-based Employee Benefit Plan, providing for severance or other termination or change of control payments or benefits which become payable as a result of or in connection with the consummation of the Transactions;

(xix) any settlement, conciliation or similar agreement with any Governmental Authority, or that will require any payment in excess of $500,000 after the date of this Agreement or that imposes any material ongoing requirements or restrictions (other than customary confidentiality obligations or covenants not to sue) on the Business or any member of the Acquired Group; or

(xx) any collective bargaining agreement or other Contract with any labor organization, union, works council or similar organization, in each case applicable to any Business Employee.

(b) Each Material Contract is a valid and binding agreement of the member of the Acquired Group party thereto (and, if a member of the Acquired Group is not a party to such Material Contract on the date hereof, Parent or one of its Subsidiaries on the date hereof), and is in full force and effect (in each case, except as limited by the Enforceability Exceptions), and none of the members of the Acquired Group (or, if a member of the Acquired Group is not a party to such Material Contract on the date hereof, Parent or its applicable Subsidiary on the date hereof) or, to the Company’s knowledge, any other party thereto is in material default or material breach under the terms of any such Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or default pursuant to any Material Contract by the Acquired Group (or, if a member of the Acquired Group is not a party to such Material Contract on the date hereof, Parent or its applicable Subsidiary), or, to the Company’s knowledge, any other party thereto. With respect to each Person that is a counterparty to any Material Contract, (i) there are no outstanding disputes with such Person and (ii) such Person has not terminated or threatened in writing to terminate, or materially decrease or adversely alter, its relationship with the Business or the Acquired Group. The Company has made available to Buyer a true and complete copy of each Material Contract (including all material modifications, amendments and supplements thereto).

3.11 Proceedings; Orders. (a) Except as set forth on Schedule 3.11(a), there are no, and since January 1, 2022 there have not been, any material Proceedings pending or, to the Company’s knowledge, threatened against any member of the Acquired Group or any of their respective present or former directors, officers or employees (in their capacity as such) or otherwise involving the Business, and (b) none of the members of the Acquired Group or the Business is, or since January 1, 2022 has been, subject to any outstanding Order, including, in each case, any outstanding Proceeding or Order that would prevent or materially impair or delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.12 Compliance with Laws; Permits.

(a) Each member of the Acquired Group and the Business is, and since January 1, 2022 has, (i) been in compliance, in all material respects, with all Applicable Laws with respect to such member of the Acquired Group and the Business and (ii) not been threatened in writing to be charged with or given written, or to the knowledge of the Company, oral notice of, or to the knowledge of the Company, under investigation with respect to, any violation of Applicable Law in any material respect.

(b) After giving effect to the Pre-Closing Restructuring, the Acquired Group will hold, all material permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) which are required for the operation of the Business as currently conducted (and all of which will, at the Closing, be valid and in full force and effect). There are no Proceedings pending or, to the knowledge of the Company, threatened against any member of the Acquired Group which would reasonably be expected to result in the revocation or termination of any such Permit. Since January 1, 2022, the Acquired Group and the Business have complied in all material respects with such Permits and have not received any written, or to the knowledge of the Company, oral notice or citation from a Governmental Authority alleging, or inquiring about or investigating, material noncompliance by such member of the Acquired Group with any term or requirement of any such Permit.

3.13 Properties; Sufficiency of Assets.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no member of the Acquired Group owns, or after giving effect to the Pre-Closing Restructuring will own, any real property. Section 3.13(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all real property that is material to the Business including the existing leases, subleases, licenses or other agreements pursuant to which any member of the Acquired Group uses or occupies, or has the right to use or occupy, such real property (such real property, the “Leased Real Property” and each applicable lease, sublease, license or other agreement with respect thereto, a “Real Property Lease”). The Company has made available to Buyer copies of all Real Property Leases (including all material modifications, amendments and supplements thereto). Seller and its Subsidiaries have valid leasehold interests in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(b) Except as would not have a Company Material Adverse Effect, immediately following the Closing, and after giving effect to the Pre-Closing Restructuring, the properties and assets owned, leased or held by the members of the Acquired Group, together with the rights granted and services made available under this Agreement and the other Transaction Agreements, are sufficient to conduct the Business in substantially the same manner as operated on the date hereof and immediately prior to the Closing; provided, however, that nothing in this Section 3.13(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same).

3.14 Insurance. Section 3.14 of the Company Disclosure Schedule sets forth each insurance policy (coverage type, insurer, policy number, effective and expiration dates) maintained by Parent or its Subsidiaries relating to the Business or covering the Acquired Group as of the date hereof on the properties, assets, products, business or personnel of the Acquired Group. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a material default by any insured thereunder. There is no material claim pending under any such insurance policy relating to the Business as to which coverage has been denied or disputed by the underwriter of such policy. Neither the Company nor any of its Affiliates has received any written notice of termination or cancellation with respect to any such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

3.15 Intellectual Property; Data Privacy and Cybersecurity.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of all registrations and applications for registration of the Intellectual Property Rights included in the Company Intellectual Property Rights (collectively, the “Company Registered IP”) and (ii) material Software owned or purported to be owned (or that will be owned or purported to be owned after giving effect to the Pre-Closing Restructuring) by any member of the Acquired Group (collectively, the “Company Software”).

(b) None of the Company Registered IP has been adjudged invalid or unenforceable in whole or in part and all such Company Registered IP is subsisting, valid and enforceable. Except as set forth in Section 6.01(f) of the Company Disclosure Schedule and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each member of the Acquired Group has paid all registration, maintenance and renewal fees due prior to the date hereof and made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Company Registered IP. A member of the Acquired Group solely and exclusively owns all right, title and interest in and to the Company Intellectual Property Rights, and each member of the Acquired Group holds its rights under all Licensed Intellectual Property Rights, free and clear of any Liens (other than Permitted Liens).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Acquired Group and the conduct of the Business have not infringed, misappropriated or otherwise violated and are not currently infringing, misappropriating or otherwise violating any Intellectual Property Right of any third party. There are no pending or, to the Company’s knowledge, Proceedings threatened against any member of the Acquired Group (i) alleging the infringement, misappropriation or other violation by any member of the Acquired Group or the conduct of the Business of any third-party Intellectual Property Rights or (ii) based on, challenging or seeking to deny or restrict the validity, enforceability or ownership of any member of the Acquired Group’s rights in any Company Intellectual Property Rights or Licensed Intellectual Property Rights. To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property Rights.

(d) After giving effect to the Pre-Closing Restructuring, a member of the Acquired Group will own, or otherwise have a valid and enforceable license to use, all the Intellectual Property Rights used or held or use in connection with, or otherwise necessary for, the conduct of the Business as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property Rights in order to consummate the Transactions. Except for Intellectual Property Rights licensed to the Acquired Group pursuant to Section 6.05(c), neither Seller nor its Affiliates (other than the Acquired Group) owns any Intellectual Property Rights used or held for use in connection with, or otherwise necessary for, the conduct of the Business as currently conducted. The consummation of the Transactions will not alter, encumber, impair or extinguish any Company Intellectual Property Rights.

(e) Each member of the Acquired Group has entered into valid and enforceable Contracts with every current and former employee or independent contractor of, or other Person engaged in the creation or development of, any Intellectual Property Rights for or on behalf of such member of the Acquired Group, whereby such employees, independent contractors and other Persons presently assign to such member of the Acquired Group any and all of their right, title and interest in and to such Intellectual Property Rights or such Intellectual Property Rights have otherwise been assigned to a member of the Acquired Group by operation of law. To the Company’s knowledge, no such Contract has been breached or violated.

(f) Each member of the Acquired Group has taken reasonable steps to protect its rights in the Company Intellectual Property Rights and protect and preserve the confidentiality of all trade secrets and other confidential information included in the Company Intellectual Property Rights. None of such trade secrets or other confidential information have been disclosed other than to employees, representatives and agents of the Acquired Group, all of whom are bound by valid and enforceable confidentiality agreements. No such agreements have been breached or violated.

(g) There are no viruses, worms, Trojan horses, timers, bombs, backdoor or similar malicious programs or disabling device code, design or routine designed to cause Software to be erased, inoperable or otherwise incapable of being used in any in any Company Software or any Software otherwise distributed by any member of the Acquired Group. No Company Software or any Software otherwise distributed by any member of the Acquired Group contains any Software code that is licensed under any terms or conditions that require that any such Company Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge. Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no source code included in any such Company Software has been, or is required to be, licensed, disclosed, shared, provided, released or otherwise deposited with or to any Person or into escrow, other than an employee or independent contractor of any member of the Acquired Group pursuant to a valid and enforceable Contract prohibiting use or disclosure of the source code except in the performance of services for the Acquired Group. The consummation of the Transactions will not trigger the release of any source code of any such Company Software.

(h) The IT Assets operate and perform in material accordance with their documentation and functional specifications and are otherwise adequate for the operation of the Business as currently conducted. The Acquired Group has implemented and maintains commercially reasonable technical and organizational measures designed to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and Personal Information in its possession or control against any breach or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification, corruption or other compromise (each, a “Data Breach).

(i) The Acquired Group and the conduct of the Business is currently in material compliance with and has at all times materially complied with all Applicable Laws, Parent’s and its Affiliates’ policies and procedures, and all restrictions and requirements contained in any Contract to which any member of the Acquired Group is bound relating to privacy, data protection and cybersecurity (“Applicable Data Protection Requirements”). No Proceeding is pending or, to the Company’s knowledge, threatened against any member of the Acquired Group by any Person alleging a violation of any Person’s privacy or confidentiality rights or of any Applicable Data Protection Requirements. The consummation of the Transactions will not breach or otherwise cause any violation of any Applicable Data Protection Requirements. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, there has been no Data Breach of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby) or of any data in the Acquired Group’s possession or control or otherwise processed by the Business (including any Personal Information) that has had a Company Material Adverse Effect. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, no member of the Acquired Group has been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach.

3.16 Labor Relations.

(a) The Company has provided to Buyer on or prior to date hereof a true, accurate and complete list of the employee identification number of each employee who is employed solely with respect to the Business, as well as each independent contractor providing services to the Business, including, in each case (as applicable), such employee’s title, hire date, location, annual salary or fee rate and most recent annual bonus received (the “Employee List”). Notwithstanding anything to the contrary herein, the Employee List may, subject to Section 6.01, be updated from time to time by the Company prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall have provided Buyer an updated version of the Employee List reflecting information that is current as of ten (10) or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, the Company may anonymize or aggregate the foregoing data to the extent that the Company reasonably determines necessary to comply with any Applicable Laws relating to data privacy or other Applicable Laws.

(b) The Acquired Group and the Business are and for the last three (3) years have been in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, work authorization, immigration, safety and health and continuation coverage under group health plans (collectively, the “Employment Laws”). There are no Proceedings that are pending or threatened in writing with respect to the Acquired Group or the Business as it relates to Employment Laws.

(c) To the Company’s knowledge, none of any members of the Acquired Group nor the Business is or within the last three (3) years has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement, and there is no organizational campaign, petition or other unionization activity seeking new recognition of a collective bargaining unit relating to any Business Employee. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or threatened in writing against the Acquired Group or the Business. There are no material unfair labor practice complaints pending or threatened in writing against the Acquired Group or the Business before any Governmental Authority.

(d) Within the last three (3) years, to the Company’s knowledge, there have not been any actual or threatened allegations of sexual harassment or sexual misconduct against any Business Employee or Former Business Employee with respect to their employment with the Acquired Group or the Business. Within the last three (3) years, neither Seller nor any of its Affiliates (including any member of the Acquired Group) have entered into any settlement agreement related to actual or threatened in writing allegations of sexual harassment or sexual misconduct.

3.17 Employee Benefit Plans.

(a) Set forth on Section 3.17(a) of the Company Disclosure Schedule is a list as of the date hereof of each Company Benefit Plan and each Parent Benefit Plan. For each Employee Benefit Plan, the Company has made available to Buyer a copy of such plan and all amendments thereto (or, in the case of any unwritten Employee Benefit Plan, a written description of the material terms of such Employee Benefit Plan). For each Company Benefit Plan, the Company has made available to Buyer (in each case to the extent applicable): (i) the most recent summary plan description and all currently effective summaries of material modifications, (ii) the most recently received IRS determination or opinion letter, (iii) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year, (iv) all material non-routine correspondence with any Governmental Authority and (v) if such plan primarily covers individuals located outside of the United States, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (iv).

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, neither Seller nor any predecessor thereof nor any other entity that, together therewith, would be treated as a single employer under Section 414 of the Code, sponsors, maintains or contributes to (or is required to contribute to), or has in the past six years sponsored, maintained or contributed to (or been required to contribute to), any plan that is subject to Title IV of ERISA, including any Multiemployer Plan.

(c) Each Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Company’s knowledge, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(d) No Employee Benefit Plan provides for, and none of the members of the Acquired Group has any current or projected liability in respect of, post-employment or post-retirement health or medical or life insurance benefits for Business Employees or Former Business Employees, except (i) as required under section 4980B of the Code or any similar Applicable Law or (ii) for post-termination health insurance subsidies that do not exceed twelve months in duration.

(e) Except for the Company Bonus Payments, neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments or benefits to become due or payable to any Business Employee or Former Business Employee or (ii) acceleration, vesting or increase in any payment or benefit to any Business Employee or Former Business Employee, in each case under any Company Benefit Plan or under any Parent Benefit Plan. No Employee Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(f) Each Company Benefit Plan has been maintained in compliance in all material respects with its terms and all Applicable Law, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Company Benefit Plan before any Governmental Authority.

3.18 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Acquired Group: (i) has received any written notice from any Governmental Authority alleging that a member of the Acquired Group or the Business has violated any applicable Environmental Law; (ii) is, or since January 1, 2022 has been, a party to any pending or, to the knowledge of the Company, threatened Proceeding (A) alleging the noncompliance by the Acquired Group or the Business with any Environmental Law or (B) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law with respect to the Business; (iii) is, or since January 1, 2022 has been, in violation of any Environmental Law with respect to the Business; or (iv) owns, leases or operates any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in Liability to the Acquired Group under applicable Environmental Law.

3.19 Taxes. Except as to matters that would not be, individually or in the aggregate, material to the Acquired Group:

(a) (i) all Tax Returns that are required to be filed by or with respect to the members of the Acquired Group have been timely filed; and (ii) such Tax Returns are in all respects true, correct and complete;

(b) all Taxes required to be paid by or with respect to members of the Acquired Group have been timely paid (whether or not such Taxes were reflected on a Tax Return);

(c) all amounts required to be withheld by any member of the Acquired Group in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been paid over to the proper Taxing Authority to the extent due and payable, and all information reporting requirements in connection therewith have been satisfied;

(d) to the Company’s knowledge, no Taxing Authority has threatened to propose, any adjustment to any Tax Return in respect of any member of the Acquired Group;

(e) no claim, audit, action, suit, proceeding, examination, investigation or administrative proceeding is now pending against or with respect to any member of the Acquired Group in respect of any Tax. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid or otherwise resolved without continuing liability;

(f) no written claim has been made to any member of the Acquired Group by an authority in a jurisdiction where such member does not file a particular type of Tax Return (or pay a particular type of Tax) that such member is or may be required to file such type or Tax Return or subject to such type of Tax in that jurisdiction; no member of the Acquired Group has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is Tax resident in, a country other than the country in which it is organized;

(g) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any member of the Acquired Group, which waiver or extension will remain in effect as of the Closing Date, and no request for any such waiver or extension is currently pending;

(h) none of the members of the Acquired Group is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement to a company outside of the Acquired Group;

(a) none of the members of the Acquired Group has executed or entered into a closing agreement pursuant to section 7121 of the Code or is subject to any private letter ruling of the IRS (or in either case any similar provision of state, local or non-U.S. Tax law), in each case, that is binding on any member of the Acquired Group for taxable periods (or portions thereof) beginning after the Closing Date;

(i) none of the members of the Acquired Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Pre-Closing Tax Period as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received or deferred revenue accrued on or before the Closing Date;

(j) none of the members of the Acquired Group has participated in any listed transaction within the meaning of U.S. Treas. Reg. Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Law;

(k) each member of the Acquired Group is in compliance with all Applicable Laws pertaining to escheat and unclaimed property and does not have any liability under any escheat, unclaimed property or similar Law;

(l) to the Company’s knowledge, there are no Liens for Taxes (other than Permitted Liens) on any of the assets of any member of the Acquired Group;

(m) no member of the Acquired Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under section 355 of the Code (or any corresponding provisions of applicable Tax law) in the two years prior to the date of this Agreement;

(n) other than with respect to a Tax Return for which the statute of limitations has expired, none of the members of the Acquired Group (1) has filed a Tax Return with another Person (other than another member of the Acquired Group) on an affiliated, consolidated, combined or unitary group basis pursuant to section 1501 of the Code or any comparable provision under Applicable Law (other than a Seller Tax Group) or (2) has any liability for the Taxes of any Person (other than members of a Seller Tax Group) under U.S. Treas. Reg. Section 1.1502-6 (or any similar provision of state or local or non-U.S. Tax law), or as a transferee or successor;

(o) the Company is, and has been since its formation, treated as a corporation for U.S. federal and applicable state and local Income Tax purposes; Section 3.19(o) of the Company Disclosure Schedule correctly sets forth (i) the U.S. federal income entity classification of the other members of the Acquired Group, and (ii) each entity classification election and change in entity classification that has been made under U.S. Treas. Reg. Section 301.7701-3 with respect to each member of the Acquired Group for U.S. federal Income Tax purposes; and

(p) (i) the Acquired Companies will hold, as of the Closing, acquired contracts with a cost basis, as of March 31, 2025, of not less than $333,500,000 (the tax basis of such assets (including as adjusted pursuant to applicable depreciation and amortization), the “Asset Tax Basis”), and (ii) none of such cost basis shall be subject to the anti-churning rules of Section 197(f)(9) of the Code.

3.20 Related Person Transactions.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a list of all Contracts as of the date hereof between any member of the Acquired Group, on the one hand, and any member of the Retained Group, on the other hand (other than this Agreement or any other Transaction Agreement) (each such Contract, a “Related Party Agreement”).

(b) Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, no officer, director or manager of any member of the Retained Group or any individual in such officer’s, director’s or manager’s immediate family is a party to any Contract (other than arising under or in connection with employment related Contracts, Employee Benefit Plans and confidentiality Contracts or other Contracts incident to such Person’s employment) or has any direct or indirect interest in any material property used by the Business.

3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of the twenty (20) largest customers of the Business (measured by aggregate revenue) during the twelve (12)-month period ended on December 31, 2024 (collectively, the “Top Business Customers”). No such Top Business Customer has, since twelve (12) months prior to the date hereof, (i) been involved in any dispute with Seller or any of its Affiliates in respect of the Business or (ii) provided written notice of cancellation or termination to Parent or its Subsidiaries or notified Parent or its Subsidiaries in writing, or to Seller’s knowledge orally, of an intent to cancel or otherwise terminate any of its Contracts with the Acquired Group or otherwise materially adversely change the terms of its relationship with the Acquired Group or the Business.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a list of the ten (10) largest suppliers of materials, products or services to the Business (excluding any suppliers providing materials, products or services to the Business pursuant to a Contract with a member of the Retained Group) (measured by the aggregate expenditures) during the twelve (12)-month period ended on December 31, 2024 (collectively, the “Top Business Suppliers”). No such Top Business Supplier has, since twelve (12) months prior to the date hereof, (i) been involved in any dispute with Seller or any of its Affiliates in respect of the Business or (ii) provided written notice of cancellation or termination to Parent or its Subsidiaries or notified Parent or its Subsidiaries in writing, or to Seller’s knowledge orally, of an intent to cancel or otherwise terminate any of its Contracts with the Acquired Group or otherwise materially adversely change the terms of its relationship with the Acquired Group or the Business.

3.22 Finders’ Fees. Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Acquired Group who might be entitled to any fee or commission from any member of the Acquired Group or Buyer in connection with the Transactions.

3.23 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, SUBJECT TO SECTION 12.02, AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY OTHER TRANSACTION AGREEMENT, NONE OF SELLER OR ANY OF ITS EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Subject to Section 12.02, except as set forth in the Seller Disclosure Schedule, each of Seller and Parent represents and warrants to Buyer as follows:

4.01 Existence and Power. Such Person (a) is duly organized, validly existing and, to the extent legally applicable, in good standing under the laws the State of Delaware and (b) has the requisite corporate powers to carry on its business as now conducted.

4.02 Authorization.

(a) The execution, delivery and performance by such Person of this Agreement and the other Transaction Agreements to which such Person is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby are within such Person’s corporate powers and have been (or, in the case of Transaction Agreements to be entered into after the date hereof, will prior to the entry thereinto be) duly authorized by all necessary corporate action on the part of such Person.

(b) Such Person has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of such Person, and the other Transaction Agreements, when executed by such Person and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute a valid and binding agreement of such Person, in each case, enforceable against such Person in accordance with its terms, subject to the Enforceability Exception.

4.03 Governmental Authorization. No Consent of, or notice to, any Governmental Authority that has jurisdiction over the Transactions is required on the part of such Person in connection with: (a) the execution and delivery of this Agreement by such Person; (b) the performance by such Person of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws, and (ii) such other Consents the failure of which to obtain would not have a material adverse effect on such Person’s ability to consummate the Transactions without material delay.

4.04 Non-Contravention. The execution, delivery and performance by such Person of this Agreement and the other Transaction Agreements to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the applicable organizational or governing documents of such Person, (b) require any consent or other action by, or notice or payment to, any Person under, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination, modification or acceleration pursuant to any Contract to which such representing Person is a party, (c) violate or conflict with any Applicable Law applicable to such Person or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Person, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a material adverse effect on such Person’s ability to consummate the Transactions.

4.05 Ownership of Purchased Shares. Seller is, and immediately prior to the Closing will be, the record and beneficial owner of the Purchased Shares, free and clear of all Liens (other than liens or restrictions arising under generally applicable securities laws or the Seller Existing Indebtedness Documents that will be released prior to the Closing) and shall transfer and deliver to Buyer at the Closing valid title to the Purchased Shares, free and clear of all Liens (other than liens or restrictions arising under generally applicable securities laws or the Seller Existing Indebtedness Documents that will be released prior to the Closing).

4.06 Proceedings; Orders. There are no Proceedings pending or, to such Person’s knowledge, threatened against such Person, which if determined adversely to such Person would prevent or materially impede, interfere with, hinder or delay such Person’s timely performance under this Agreement or the consummation of the Transactions. Such Person is not subject to any outstanding Order which would prevent or materially impede, interfere with, hinder or delay such Person’s timely performance under this Agreement or the consummation of the Transactions.

4.07 Finders’ Fees. Except as set forth on Section 4.07 of the Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Person who might be entitled to any fee or commission from any member of the Acquired Group or Buyer in connection with the Transactions.

4.08 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, SUBJECT TO SECTION 12.02, AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY OTHER TRANSACTION AGREEMENT, NONE OF PARENT, SELLER OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 12.02, except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to the Company (prior to the Closing) and Seller as follows:

5.01 Existence and Power. Buyer (a) is duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational powers to carry on its business as now conducted and to own, lease or operate its properties and assets.

5.02 Authorization.

(a) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been (or, in the case of Transaction Agreements to be entered into after the date hereof, will prior to the entry thereinto be) duly authorized by all necessary organizational action on the part of Buyer.

(b) Buyer has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of Buyer, and the other Transaction Agreements, when executed by Buyer and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute a valid and binding agreement of Buyer, in each case, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exception.

5.03 Governmental Authorization. No Consent of, or notice to, any Governmental Authority that has jurisdiction over the Transactions is required on the part of Buyer (a) in connection with the execution and delivery of this Agreement by Buyer, (b) the performance by Buyer of its covenants and obligations pursuant to this Agreement or (c) the consummation of the Transactions, except (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or FDI Laws, and (ii) such other Consents the failure of which to obtain would not have a material adverse effect on Buyer’s ability to consummate the Transactions without material delay.

5.04 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and by Buyer of the other Transaction Agreements to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the applicable organizational or governing documents of Buyer, (b) require any consent or other action by, or notice or payment to, any Person under, violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination, modification or acceleration pursuant to any Contract to which Buyer is a party, (c) violate or conflict with any Applicable Law applicable to Buyer or by which any of its properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

5.05 Financing.

(a) Buyer has delivered to Seller a true and complete copy of the fully executed equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, delivered to Buyer, pursuant to which, and subject to the terms and conditions thereof, the other party thereto has agreed and committed to provide the equity financing set forth therein (the “Equity Financing”).

(b) The Equity Commitment Letter expressly provides, and will continue to expressly provide, that each of Seller and the Company is an intended third-party beneficiary thereof. As of the date hereof, (x) the Equity Commitment Letter is in full force and effect and has not been amended, restated or otherwise modified or waived, (y) the commitment contained in the Equity Commitment Letter has not been withdrawn, reduced, rescinded, amended, restated, supplemented, otherwise modified, waived or repudiated in any respect or terminated and (z) no such withdrawal, reduction, rescission, amendment, restatement, supplement, other modification, waiver, repudiation or termination is contemplated by Buyer or, to the knowledge of Buyer, the other party thereto. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the amount of the Equity Financing contemplated by the Equity Commitment Letter to be funded at the Closing available to Buyer on the terms therein, and there are no other conditions precedent related to the funding of the Equity Financing contemplated by the Equity Commitment Letter. There are no side letters, understandings or other agreements or arrangements (written or oral) relating to the funding of the Equity Financing to which Buyer or any of its Affiliates is a party that could adversely affect the availability of the Equity Financing contemplated by the Equity Commitment Letter, other than those expressly set forth in the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter constitutes a valid and legally binding agreement of Buyer and, to the knowledge of Buyer, the other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c) The aggregate proceeds of the Equity Financing provided for in the Equity Commitment Letter are sufficient to enable Buyer to consummate the Transactions on a timely basis, including to pay the Closing Date Consideration and all other amounts contemplated by this Agreement to be paid by Buyer on the Closing Date. As of the date hereof, Buyer has no reason to believe that any of the conditions to the funding of the amount of the Equity Financing contemplated by the Equity Commitment Letter to be funded on the Closing Date will not be satisfied such that such full amount of the Equity Financing will not be available to Buyer as of the Closing.

(d) As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Equity Commitment Letter and no event has occurred which, with or without notice or lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Buyer or any of its Affiliates or, to the knowledge of Buyer, any other Person, under any term or condition of the Equity Commitment Letter or otherwise be reasonably likely to result in any portion of the Equity Financing to be funded on the Closing Date as contemplated by the Equity Commitment Letter on the date hereof to be unavailable. Buyer acknowledges and agrees that the availability of the Equity Financing (or any other financing in lieu thereof) is not a condition to the obligation of Buyer to consummate the Transactions.

5.06 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Seller a true and complete copy of a duly executed Guarantee, in the form attached hereto as Exhibit E (the “Guarantee”), pursuant to which TPG Partners IX, L.P. (“Guarantor”) has guaranteed certain of the obligations of Buyer under this Agreement. Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or other organizational powers required to carry on its business as now conducted. The execution, delivery and performance by Guarantor of the Guarantee, and the consummation of the transactions contemplated thereby, are within the corporate or other organizational powers of Guarantor and have been duly authorized by all necessary corporate or other organizational action on the part of Guarantor. As of the date hereof, the Guarantee is in full force and effect and constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under such Guarantee. As of the date hereof, the Guarantee has not been amended modified, withdrawn or rescinded in any respect. Guarantor has sufficient unrestricted cash on hand and available credit facilities and capital commitments to enable Guarantor to fulfill its obligations under the Guarantee on a timely basis.

5.07 Proceedings; Orders. There are no Proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer that would prevent or materially impede, interfere with, hinder or delay Buyer’s timely performance under this Agreement and under the Transaction Agreements to which Buyer is a party, or the consummation of the transactions contemplated hereby or thereby. Buyer is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (a) materially impact Buyer’s ability to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

5.08 Finders’ Fees. Except as set forth on Section 5.08 of the Buyer Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the Transactions.

5.09 Investment Representation. Buyer is acquiring the Purchased Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer is knowledgeable about the industries in which the Acquired Group and the Business operate and is informed as to the risks of the Transactions and of ownership of the Purchased Shares for an indefinite period of time. Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.10 Solvency. Immediately after giving effect to the Transactions (including any financings to be undertaken in connection therewith) and assuming that (a) the conditions set forth in Section 9.01(a) and Section 9.01(b) are satisfied, and (b) the representations and warranties in Article III and Article IV are true and correct in all material respects, (i) the Acquired Group (on a consolidated basis) will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of the Acquired Group (on a consolidated basis) will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (iii) the assets of the Acquired Group (on a consolidated basis), in each case, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) the Acquired Group (on a consolidated basis) will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Group.

5.11 Control by a Foreign Person. The consummation of the Transactions will not result in Control of the Acquired Group by a Foreign Person, and all ownership interests by a Foreign Person will be solely for the purpose of Passive Investment and will not result in a Foreign Person being afforded any of the following: (a) access to any “material non-public technical information” (as defined in 31 C.F.R. 800.232) in the possession of the Acquired Group; (b) membership or observer rights on the board of directors or equivalent governing body of any member of the Acquired Group or the right to nominate an individual to a position on the board of directors or equivalent governing body of any member of the Acquired Group; or (c) any involvement, other than through voting of the Purchased Shares, in substantive decision-making of any member of the Acquired Group regarding the use, development, acquisition, or release of Critical Technology (with each capitalized term in this clause other than the terms “Acquired Group” and “Purchased Shares” having its respective meaning as set forth in 31 C.F.R. parts 800 and 801).

5.12 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V (SUBJECT TO SECTION 12.02, AS MODIFIED BY THE APPLICABLE SECTION OF THE BUYER DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION AGREEMENT, NONE OF BUYER OR ANY OF ITS EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

ARTICLE VI.

COVENANTS

6.01 Conduct of Business. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article X, except (w) as otherwise required by the Transaction Agreements or the Pre-Closing Restructuring, (x) as required by Applicable Law, or (y) as set forth in the corresponding subsection of Section 6.01 of the Company Disclosure Schedule, unless Buyer shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (1) Seller shall, and shall cause its Affiliates to (i) conduct the Business in all material respects in the ordinary course of business, and (ii) use commercially reasonable efforts to preserve intact their respective current business organization, goodwill and business (including relationships with customers, suppliers, employees, others having business relationships with them and Governmental Authorities), in each case with respect to the Business and (2) Seller shall not, and shall cause its Affiliates not to:

(a) amend (whether by merger, consolidation or otherwise) any organizational or governing documents of any member of the Acquired Group;

(b) issue, sell, grant, pledge or encumber any Equity Securities of any member of the Acquired Group if it would result in any member of the Acquired Group ceasing to be wholly owned and controlled, directly or indirectly, by Seller;

(c) redeem, purchase or otherwise acquire any of the outstanding capital stock, membership interests or other Equity Securities, or any rights, warrants or options to acquire any Equity Securities, of any member of the Acquired Group;

(d) (i) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Securities of any member of the Acquired Group, other than (A) dividends or distributions in cash paid prior to the Reference Time, (B) dividends or distributions by any member of the Acquired Group to any other member of the Acquired Group or (C) as may facilitate the settlement or elimination of intercompany accounts between the Acquired Group, on the one hand, and the Retained Group, on the other hand, prior to the Reference Time or (ii) adjust, split, combine, subdivide or reclassify any Equity Securities of any member of the Acquired Group;

(e) sell, transfer, assign, lease, license, sublicense, abandon, permit to lapse or otherwise dispose of any of its properties or assets (other than Intellectual Property Rights), except (i) sales, leases, rentals and licenses of inventory in the ordinary course of business or (ii) transfers among the Acquired Group;

(f) sell, assign, lease, sublease, license, sublicense or otherwise transfer, dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, or create or incur any Lien on, any Company Intellectual Property Rights, other than non-exclusive licenses of Intellectual Property Rights entered into by any member of the Acquired Group with customers in the ordinary course of business consistent with past practice;

(g) mortgage, pledge or subject to any Lien (other than Permitted Liens) any material asset or property of the Acquired Group or otherwise used in the Business;

(h) with respect to the Acquired Group, make capital expenditures in excess of $1,000,000 in the aggregate during any consecutive three-month period, except (i) as budgeted in the current budget for the Business that was made available to Buyer or (ii) for capital expenditures made in the ordinary course of business prior to the Reference Time;

(i) make any material loans, advances or capital contributions to, or material investments in, any other Person, other than (i) loans, advances, capital contributions or investments made by any member of the Retained Group and not to the Acquired Group, and (ii) advances for travel and other normal business expenses to officers and employees in the ordinary course of business;

(j) incur, assume or become liable in respect of, with respect to or on behalf of the Acquired Group, any Indebtedness or guarantee any Indebtedness of another Person;

(k) (i) merge or consolidate with any Person or (ii) make any acquisition (including by merger) of capital stock or a material portion of the assets of any other Person, except capital stock or assets that, if held at the Closing, would not be part of the Acquired Group and for which the Acquired Group is not liable;

(l) (i) increase the compensation or benefits of any Business Employee or Former Business Employee, other than merit-based increases in base salary or wage rate (and corresponding increases to bonus opportunities) of up to 3% for Business Employees with annual base compensation of $200,000 or less in the ordinary course of business, (ii) grant any severance, equity-based compensation, retention or termination pay to, or enter into or amend any severance, equity-based compensation, retention or employment agreement with, any Business Employee or Former Business Employee, (iii) enter into, adopt or amend any Employee Benefit Plan or collective bargaining or other labor agreement, in each case except (A) as required pursuant to Applicable Law or the terms of any Employee Benefit Plans, or (B) broad-based amendments to Parent Benefit Plans that are not targeted at the Business, (iv) take any action to accelerate the vesting, funding or timing of payment of any compensation or benefit payable to any Business Employee or Former Business Employee, (v) hire or terminate (other than for cause) any Business Employee with annual base compensation of greater than $200,000 or (vi) transfer any employee into or out of the Business;

(m) amend in any material respect, terminate (except for a termination resulting from the expiration of a contract in accordance with its terms as in effect on the date hereof), renew or cancel, or waive any material rights under, any Material Contract, or enter into any Contract that would be a Material Contract if in effect as of the date hereof, in each case, other than with respect to Material Contracts described in Sections 3.10(a)(iii)-(v) or (xi) (and not described in any other subsection of Section 3.10(a)) in the ordinary course of business;

(n) enter into or execute, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Contracts listed in Section 6.01(n) of the Company Disclosure Schedule;

(o) waive, release or amend any material restrictive covenant obligation of any current or former employee, independent contractor, officer or director of the Acquired Group;

(p) enter into any settlement or release with respect to, initiate or compromise, any Proceeding involving claims in excess of $500,000 or otherwise requiring an admission of liability by the Acquired Group or subjecting the Acquired Group to any material ongoing requirements or restrictions (other than customary confidentiality obligations or covenants not to sue);

(q) with respect to any member of the Acquired Group, (i) file any material amended Tax Return, (ii) make, change or revoke any material Tax election or take any action that would have a similar effect, (iii) make or change any material method of accounting for U.S. federal income tax purposes, (iv) make or change any annual Tax accounting period, (v) settle or compromise any material Tax claim, including surrendering any claim for material Tax refund, or (vi) enter into any closing or similar agreement with any Taxing Authority with respect to any material amount of Taxes of a member of the Acquired Group, except, in each case, as required by Applicable Law;

(r) make any change to the methods of financial accounting covering any member of the Acquired Group or the Business, except as required by changes in GAAP or other Applicable Law;

(s) except as otherwise expressly contemplated under Section 6.09, (i) materially delay the payment of accounts payable or other payables or expenses from the date such payment would be made in the ordinary course of business or (ii) accelerate the collection of any accounts receivable in advance of or beyond the date when the same would have been collected in the ordinary course of business or when otherwise due, in each case, with respect to the Business or the Acquired Group;

(t) permit the Acquired Group to enter into any new line of business;

(u) solely with respect to the Acquired Group, adopt a plan or agreement of complete or partial liquidation or dissolution; or

(v) agree to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 6.01, (A) the failure of Seller and its Subsidiaries to take any action prohibited by this Section 6.01 will not be a breach of clause (1) of this Section 6.01, and (B) Seller and its Subsidiaries may use all available Cash to make Cash dividends and/or repay or settle any indebtedness for borrowed money or other obligations of the Acquired Group of the types referred to in the definition of “Indebtedness,” in each case prior to the Reference Time.

6.02 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Seller and Buyer shall use their respective reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all actions and do or cause to be done (including by their respective Affiliates) all things necessary, proper or advisable to (i) cause the Transactions to be consummated as soon as reasonably practicable, (ii) obtain all Consents from any Governmental Authority or third party necessary to consummate the Transactions as soon as reasonably practicable (including under the HSR Act and other applicable Antitrust Laws and FDI Laws), (iii) make promptly any required submissions and filings under the HSR Act and other applicable Antitrust Laws and FDI Laws with respect to the Transactions, (iv) promptly furnish information required in connection with such submissions and filings under the HSR Act and other applicable Antitrust Laws and FDI Laws, and (v) keep the other parties reasonably informed with respect to the status of any such submissions and filings under the HSR Act and other applicable Antitrust Laws and FDI Laws, including with respect to: (A) the receipt of any Consent, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any Proceeding under applicable Antitrust Laws and FDI Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under applicable Antitrust Laws and FDI Laws with respect to the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of Seller and Buyer (including any of its Affiliates) agree to (i) make, or cause to be made, appropriate filings pursuant to the HSR Act with respect to the Transactions as soon as reasonably practicable (and, unless otherwise agreed between the parties, within twenty-five (25) Business Days after the date hereof), (ii) comply as promptly as reasonably practicable, and in any event in accordance with applicable time limits, with any inquiries or requests received by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law or FDI Law and supply any additional information or documentation that may be requested (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.02 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Law or FDI Law (including any extensions thereof) prior to the Outside Date. All filing fees in connection with the HSR Act shall be borne by Buyer. The parties shall cause the filings under the HSR Act to be considered for grant of “early termination,” and shall request the equivalent under any other applicable Antitrust Laws or FDI Laws (in each case, to the extent available).

(c) Subject to Applicable Law, each party shall: (i) provide counsel for the other party with copies of all filings made by such party (excluding the premerger notification and report form submitted pursuant to the HSR Act) and promptly notify the other parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority (or vice versa) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication or the proposed content of any material communications to a Governmental Authority, including required filings; (ii) keep the other party reasonably informed of any material developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions; and (iii) unless otherwise mutually agreed to in writing, not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving, in the case of Buyer, Parent, and, in the case of Parent, Buyer, prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. In addition, Buyer shall not independently provide any Governmental Authority with a voluntary extension of any waiting period or statutory timing of review, without the prior consent of Parent. However, (A) each of Buyer and Parent may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of such other parties without approval of the party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Acquired Group, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to control and direct the process, strategy and determinations by which the parties hereto seek to avoid or eliminate any impediments that exist, arise or be asserted under the HSR Act or any other Antitrust Laws or FDI Laws in connection with the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the foregoing, Buyer agrees to take, and to cause its Subsidiaries to take, in consultation with Seller, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other Antitrust Laws and FDI Laws applicable to the Transactions, or as otherwise required by any Governmental Authority, so as to enable the parties to close the Transactions prior to the Outside Date, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Buyer, Buyer’s Subsidiaries or the Acquired Group, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or the Company or their respective Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Buyer or the Company or their respective Subsidiaries and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority (each a “Remedial Action”). Prior to proposing any Remedial Action to any Governmental Authority, Buyer shall notify Seller of the proposed Remedial Action for purposes of review and discussion. Buyer’s obligation to take Remedial Actions shall be unconditional and shall not be qualified by reasonable best efforts and no Remedial Actions taken pursuant to this Section 6.02 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred; provided, however, (A)

that any Remedial Action may, at the discretion of Buyer, be conditioned upon consummation of the Transactions, and (B) notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to take, or agree to take, any Remedial Action (1) with respect to any Person, or the assets, properties or businesses of any Person, other than Buyer and its Subsidiaries (which shall include the Acquired Group from and after the Closing) or (2) that would, or would reasonably be expected to, have a Company Material Adverse Effect.

(e) In furtherance and not in limitation of the foregoing, in the event that any Proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such Proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Buyer shall take any and all action, including a Remedial Action, to avoid or resolve any such Proceeding and each of the parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions prior to the Outside Date.

(f) Buyer shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly through one or more of their respective Subsidiaries or otherwise, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Securities, in each case that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding a Proceeding by, any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or (C) otherwise materially delay or prevent the consummation of the Transactions.

(g) For purposes of this Agreement, neither “reasonable best efforts” of Seller nor any other obligation hereunder will require Seller or any of its Subsidiaries or Affiliates to, and none of Seller or any of its Affiliates will without Buyer’s prior written consent: (i) expend any money to remedy any breach of any representation or warranty hereunder, to commence any Proceeding, (ii) waive or surrender any right, to modify any agreement (including any Material Contract), (iii) offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, obtain any Consent necessary, proper, or advisable for the consummation of the Transactions or take any Remedial Action, or (iv) waive or forego any right, remedy or condition hereunder; provided that, at Buyer’s written request, Seller shall be required to take any of the foregoing actions to the extent such actions are conditioned on the Closing.

6.03 Access.

(a) Subject to Applicable Laws relating to the exchange of information, from the date hereof until the Closing, Seller shall afford to Buyer and its Representatives reasonable access during normal business hours to the properties, books, Contracts, records, employees, work papers, offices and facilities of Seller and its Affiliates, in each case, solely to the extent relating to the Business or the Pre-Closing Restructuring; provided that Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller and its Affiliates; provided, further, that the Acquired Group and the Retained Group shall not be obligated to provide such access or information if doing so would (i) violate Applicable Law or a Contract or obligation of confidentiality owing to a third party, (ii) jeopardize the protection of the attorney-client privilege or any similar doctrine of privilege or (iii) expose such parties to liability under Applicable Law for disclosure of Personal Information in violation of Applicable Law (provided, however, that Seller shall use commercially reasonable efforts to find alternative arrangements to permit such access or disclosure to the greatest extent possible); provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media, including of the sort generally referred to as a Phase II environmental investigation. All information provided or furnished pursuant to this Section 6.03 shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement.

(b) For a period of eight (8) years from and after the Closing, Buyer shall, and shall cause the Acquired Group to, provide Seller and its authorized Representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying at Seller’s expense) of the Acquired Group existing at the Closing and (ii) employees of Buyer, the Acquired Group and their Affiliates for purposes of better understanding such books and records; provided that Seller and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Buyer and its Affiliates. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Company or its Subsidiaries to, for a period of eight (8) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Group existing at the Closing without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or any portion thereof that Buyer or the Acquired Group intends to destroy, alter or dispose of. Notwithstanding the foregoing, (i) Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or any similar doctrine of privilege or violate any Applicable Law or a Contract or obligation of confidentiality owing to a third party (provided, however, that Buyer shall use commercially reasonable efforts to find alternative arrangements to permit such access or disclosure to the greatest extent possible) and (ii) this Section 6.03(b) shall not apply to books and records with respect to Tax books and records of the Acquired Group, which shall be governed by Section 8.05. Notwithstanding the foregoing, if Seller and Buyer are in an adversarial relationship in any Proceeding, the furnishing of information related to the subject matter of such adversarial proceeding in accordance with this Section 6.03(b) shall be subject to any applicable rules relating to discovery.

(c) From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its controlled Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Business, other than in the ordinary course of Buyer’s or its controlled Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any other Transaction Agreement or the Transactions.

6.04 Non-Competition; Non-Solicitation; Confidentiality.

(a) During the period from the date hereof until the 18 month anniversary of the Closing Date, Seller shall not, and it shall cause its Affiliates not to, on a worldwide basis, directly or indirectly (i) own, invest in, operate, manage, control, participate or engage in any business, or provide any service, that is a Prohibited Business or (ii) knowingly assist or facilitate any Person engaging in any Prohibited Business; provided that nothing in this Section 6.04(a) shall prohibit the ownership and acquisition by Seller or any other member of the Acquired Group of debt, equity or other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than five percent (5%) of such class of securities.

(b) During the period from the date hereof until the second (2nd) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, solicit or induce any of the Transferred Employees to leave such employment. Notwithstanding the foregoing, nothing in this Section 6.04(a) shall (i) preclude Seller or any other member of the Retained Group from (A) soliciting or hiring any Transferred Employee who (1) following the Closing Date, voluntarily ceases to be employed by Buyer or one of its Affiliates at least six (6) months prior to the date of the applicable solicitation or hiring, or (2) is terminated by Buyer or one of its Affiliates at any time following the Closing Date, or (B) conducting general solicitations for employees (so long as such solicitations are not specifically directed toward the Transferred Employees) through advertisements or search firms and hiring any Transferred Employees through such solicitations who were not otherwise impermissibly solicited in violation of this Section 6.04(a), or (ii) place any restrictions on Persons other than Seller or the other members of the Retained Group.

(c) During the Restricted Period, Buyer shall not, and shall cause its Subsidiaries (including, following the Closing, each member of the Acquired Group) not to, solicit or induce any officer or senior-level manager of any member of the Retained Group to leave such employment. Notwithstanding the foregoing, nothing in this Section 6.04(c) shall (i) preclude Buyer or any of its Subsidiaries from (A) soliciting or hiring any employee of any member of the Retained Group who (1) following the Closing Date, voluntarily ceases to be employed by such member of the Retained Group at least six (6) months prior to the date of the applicable solicitation or hiring, or (2) is terminated by such member of the Retained Group at any time following the Closing Date or (B) conducting general solicitations for employees (so long as such solicitations are not specifically directed toward employees of any member of the Retained Group) through advertisements or search firms and hiring any employees of any member of the Retained Group through such solicitations who were not otherwise impermissibly solicited in violation of this Section 6.04(c), or (ii) place any restrictions on Persons other than Buyer or any of its Subsidiaries (including, following the Closing, each member of the Acquired Group).

(d) All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Agreements or in connection with the Transactions, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing, except for the confidentiality and non-use obligations (and provisions related or incidental thereto) with respect to that portion of the Confidential Information as relates to Seller, the Retained Group and the Retained Business, which shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement. If this Agreement is terminated, for any reason or by either party, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(e) Except as otherwise expressly provided in the Transaction Agreements, from and after the Closing, Seller shall not, and shall cause its Affiliates and Representatives not to, during the Restricted Period, directly or indirectly, without Buyer’s consent, disclose to any third party (other than each other and their respective Representatives on a need-to-know basis) any confidential or proprietary information concerning the Business; provided, that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.04(e)), or (B) is, was or becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than from the Business who is not known by Seller or any of its Affiliates to be subject to any legally binding obligation to keep such information confidential (and who did not obtain such information from Seller or any of its Affiliates), or (ii) prohibit any disclosure (x) required by Applicable Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure and cooperates with Buyer (at Buyer’s written request and sole cost and expense) in contesting such disclosure or (y) as solely as reasonably necessary in connection with the enforcement of any right or remedy relating to any of the Transaction Agreements or the Transactions.

(f) The parties hereby acknowledge and agree that the restraints imposed by Sections 6.04(a)-(e) are fair and reasonably required for the protection of the legitimate interests of the parties and constitute a material inducement to the parties to enter into this Agreement and consummate the Transactions. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6.04(a)-(e) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.05 Intellectual Property Matters.

(a) Seller Marks.

(i) Except with respect to the Company Intellectual Property Rights or as expressly set forth in this Section 6.05, the parties acknowledge and agree that none of the parties grants any license or other right with respect to any of its Intellectual Property Rights to any other party under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each party retains and reserves all of its rights with respect to its Intellectual Property Rights to the extent not expressly granted under this Agreement.

(ii) Notwithstanding anything herein to the contrary, subject to Section 6.05(a)(iii), Buyer and, on and after the Closing, the Acquired Group shall have no right, title or interest in or to any and all (A) trademarks or other indicia of origin owned by Seller or any member of the Retained Group as of the Closing Date, (B) stylized variations, logos and designs used in connection with the foregoing, (C) variation or derivative of the foregoing, (D) names, trademarks, logos or designs confusingly similar to any of the foregoing and (E) goodwill associated therewith (collectively, the “Seller Marks”), in each case of (A) through (E), except Seller Marks that are part of a combined trademark listed as Company Registered IP in Section 3.15(a) of the Company Disclosure Schedule, and more specifically listed on Section 6.05(a)(ii) of the Company Disclosure Schedule (“Compound Marks”). Buyer, on behalf of itself and its Affiliates (including, on and after the Closing, the Acquired Group), hereby acknowledges and agrees that (x) as between the parties, Seller and its Affiliates are the sole and exclusive owners of all right, title and interest in and to Seller Marks and (y) neither Buyer nor any of its Affiliates (including, on and after the Closing, the Acquired Group) has acquired or will acquire any right, title or interest in or to Seller Marks (or any goodwill associated therewith). Nothing herein shall prevent, prohibit, restrict or otherwise limit Buyer or any of its Affiliates (including, on and after the Closing, the Acquired Group) from, following the Closing, (1) accurately stating the historical relationship between the Business or any member of the Acquired Group, on the one hand, and Parent or any member of the Retained Group, on the other hand, or (2) making any use of any Seller Marks or Compound Marks in a manner that would constitute “fair use” under Applicable Law.

(iii) Without limiting the generality of Section 6.05(a)(i) and Section 6.05(a)(ii), Seller (on behalf of itself and the members of the Retained Group) hereby grants a limited, non-exclusive right to Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) for a period of six (6) months following the Closing to use the Compound Marks and for a period of sixty (60) days following the Closing to use Seller Marks that are not Compound Marks (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Parent and its Affiliates were using Seller Marks or Compound Marks as of the Closing and (y) of a quality at least as high as the quality of goods, products and services provided by Parent and its Affiliates immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for Seller Marks or Compound Marks immediately prior to the Closing provided to Buyer in writing reasonably in advance. All goodwill associated with the use by Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) of Seller Marks shall inure to the sole and exclusive benefit of Parent or its Affiliates, as applicable.

(iv) Promptly upon the expiration of the applicable period set forth in Section 6.05(a)(iii), the Acquired Group shall (and Buyer shall cause the Acquired Group to) (A) cease and discontinue any and all use of Seller Marks and Compound Marks, (B) redirect any domain names containing Seller Marks or Compound Marks to domains that do not contain Seller Marks or Compound Marks, (C) destroy and dispose of, or otherwise remove all Seller Marks and Compound Marks from, all public-facing materials in its possession or subject to its control, bearing any Seller Marks or Compound Marks, and (D) cause their names to be changed to such other names that do not include Seller Marks or Compound Marks and make all necessary filings and use commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of the Acquired Group such that they will not include any Seller Marks or Compound Marks. Notwithstanding the foregoing, the parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any third party.

(b) Business Marks.

(i) From and after the Closing, Seller shall, and shall cause each other member of the Retained Group to, (A) cease and discontinue any and all use of the Trademarks included in the Company Intellectual Property Rights (“Business Marks”), except for Seller Marks that are part of the Compound Marks listed on Section 6.05(a)(ii) of the Company Disclosure Schedule, and (B) destroy and dispose of, or otherwise remove all such Business Marks, except for Seller Marks that are part of the Compound Marks, from all public-facing materials in its possession or subject to its control, bearing any such Trademarks. Nothing herein shall prevent, prohibit, restrict or otherwise limit Seller or any of its Affiliates from, following the Closing, (1) accurately stating the historical relationship between the Business or any member of the Acquired Group, on the one hand, and Parent or any member of the Retained Group, on the other hand, or (2) making any use of any Business Marks in a manner that would constitute “fair use” under Applicable Law.

(c) Intellectual Property License.

(i) As of the Closing Date, Seller (on behalf of itself and its Affiliates) hereby grants to Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, non-sublicensable (except as set forth in Section 6.05(c)(ii)(B)), non-transferable (except as provided in Section 6.05(c)(ii)(A)), worldwide license under the Intellectual Property Rights (other than any and all Trademarks) (i) that are owned by Parent or any of its Affiliates as of the Closing and (ii) that have been used or held for use by any member of the Acquired Group or in the conduct of the Business on or prior to Closing, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercialize or exploit any products or services (including, if applicable, to use, reproduce, distribute, copy, and execute any Software owned by the Parent or its Affiliates) solely in connection with the operation of the Business as conducted as of the Closing Date, together with any natural extensions or evolutions thereof. Buyer will be responsible for all costs and expenses incurred in connection with the exercise of this license, except to the extent such costs or expenses are contemplated by the Transition Services Agreement or any other Transaction Agreement.

(ii) With respect to the license set forth in this Section 6.05(c), (A) notwithstanding the assignment provision in Section 12.03, Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) may assign such license, in whole or in part, to the surviving entity in connection with a merger or consolidation or to the purchaser in connection with a sale of all or substantially all of, or any portion of, the Business, (B) Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) may sublicense such license to (1) its vendors, service providers, consultants, contractors and suppliers, in connection with the provision of current and future products and services to the Business and (2) its distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business, and (C) such license is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and Buyer and its Affiliates (including, on and after the Closing, the Acquired Group) will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign Applicable Law) with respect thereto.

(d) For the avoidance of doubt, this Section 6.05 shall survive in perpetuity.

6.06 Pre-Closing Restructuring. Seller shall, and shall cause its Subsidiaries to, take such steps as are required to consummate the restructuring as outlined in the restructuring plan set forth on Exhibit F (such restructuring plan, the “Pre-Closing Restructuring Plan” and the restructuring outlined therein, the “Pre-Closing Restructuring”), in accordance with Section 6.06 of the Seller Disclosure Schedule.

6.07 Public Announcements. Any press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by Seller and Buyer. Unless otherwise required by Applicable Law (including federal securities laws) or the rules of any national securities exchange, neither Seller nor Buyer shall, and each shall cause their respective Affiliates not to, make any public announcement or publicly disseminate any written communication with respect to this Agreement or the Transactions, or otherwise communicate with any news media regarding this Agreement or the Transactions, without the prior written consent of Buyer and Seller; provided that if any such announcement or communication is so required, Buyer and Seller shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the Transactions have been announced Seller and its Affiliates and Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, are consistent (as to nature and scope) with, and do not disclose any non-public information regarding the Transactions not contained in, public statements previously issued or made in accordance with the provisions of this Section 6.07; provided, further, that (a) Seller and its Affiliates may make announcements or communications to their respective employees, customers, vendors, landlords or other commercial counterparties (including current or prospective lenders or trustees and their respective Representatives) regarding the Transactions, subject to providing Buyer a reasonable opportunity to review in advance any such announcements or communications and considering Buyer’s comments thereto in good faith and (b) Buyer and its Affiliates, may each disclose the subject matter of this Agreement and information concerning the Transactions in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors.

6.08 Seller Credit Support.

(a) With respect to any Seller Credit Support from the date hereof until the time such Seller Credit Support remains outstanding (which may be, for the avoidance of doubt, if applicable, after the Closing), Buyer shall use its commercially reasonable efforts to (i) arrange for substitute letters of credit, guarantees and other obligations to replace such Seller Credit Support or (ii) (A) assume all obligations under such Seller Credit Support and (B) obtain from the creditor or other counterparty (or, in the case of letters of credit, bonds or other similar Seller Credit Support, the issuing bank (or similar entity) thereof) a full release (in form and substance reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or issuing bank (or similar entity), as applicable, or fulfillment of other obligations to a counterparty or issuing bank (or similar entity), as applicable, in connection with amounts drawn or otherwise due and payable under such instrument of Seller Credit Support (including any lenders or other financing parties participating in such letters of credit, bonds or similar instruments of Seller Credit Support), in each case, effective as of the Closing or as soon as practicable thereafter; provided that in no event shall Buyer or any of its Affiliates (including, following the Closing, the Acquired Group) be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to obtain any required substitution or release contemplated by this Section 6.08, and in no event shall Seller or the Acquired Group agree to (1) pay for any such fee, penalty or other consideration or (2) any such concession, in each case without the prior written consent of Buyer. To the extent any Seller Credit Support remains outstanding following the Closing, Buyer shall (i) indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs, fees or expenses in connection with such Seller Credit Support, including Seller’s and its Affiliates’ fees in maintaining such Seller Credit Support, whether or not any such Seller Credit Support is drawn upon or required to be paid or otherwise performed, and (ii) in any event, promptly reimburse Seller and its Affiliates to the extent any Seller Credit Support is drawn upon and Seller or any of its Affiliates makes any payment, including any reimbursement of the party issuing or otherwise providing Seller Credit Support.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall not (i) enter into any transactions after the Closing in the name of Seller or any of its Affiliates or that would be covered by an instrument of Seller Credit Support or (ii) amend, modify, extend or renegotiate any term of any obligation that is covered by an instrument of Seller Credit Support.

(c) Seller shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to, or grant any waivers with respect to, the Seller Credit Support that could increase, extend or accelerate the liability of Buyer or any of its Affiliates (including, following the Closing, the Acquired Group) under any Seller Credit Support, without Buyer’s prior written consent, which subject to the application of this Section 6.08(c) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

6.09 Intercompany Matters.

(a) Seller shall take any and all actions necessary to terminate the Related Party Agreements prior to or simultaneously with the Closing without any continuing Liability thereunder, other than (x) the Transaction Agreements, (y) such agreements expressly provided in or expressly contemplated by the Transaction Agreements to continue after the Closing and (z) the Related Party Agreements listed in Section 6.09(a) of the Company Disclosure Schedule; provided that, to the extent following the date hereof Seller becomes aware of a Related Party Agreement that is not set forth on Section 3.20(a) of the Company Disclosure Schedule, Seller shall (i) promptly notify Buyer of such Related Party Agreement, (ii) not settle, terminate or eliminate such Related Party Agreement without the prior written consent of Buyer and (iii) upon Buyer’s election, settle, terminate or eliminate such Related Party Agreement prior to or simultaneously with the Closing at no Liability to the Buyer or any of its Affiliates (including, after the Closing, the Acquired Group). At the Closing, Seller shall deliver (or cause to be delivered) to Buyer, evidence of termination of such Related Party Agreement, in form and substance reasonably satisfactory to Buyer.

(b) Seller shall use commercially reasonable efforts to cancel, pay or otherwise settle all intercompany balances between the Acquired Group and the Retained Group prior to or simultaneously with the Closing, in each case, in such a manner as to ensure that no liability or obligation arising therefrom or related thereto is imposed on Seller, any of its Subsidiaries or the Acquired Group or, after the Closing, Buyer or any of its Affiliates (other than (A) trade payables and trade receivables and (B) under contracts listed in Section 6.09(a) of the Company Disclosure Schedule).

6.10 Directors and Officers.

(a) During the period from the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the members of the Acquired Group to fulfill their obligations to the applicable current and former managers, directors or officers of any member of the Acquired Group (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to indemnification and advancement of expenses pursuant to the terms of the organizational documents of the members of the Acquired Group as in effect on the date hereof and made available to Buyer prior to the date hereof.

(b) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Buyer under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.10 applies unless (A) such termination or modification is required by Applicable Law or (B) the affected Indemnitee or his or her Representative shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees and Representatives to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

(c) In the event that Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company shall assume all of the obligations thereof set forth in this Section 6.10.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Acquired Group or any of their respective managers, directors or officers.

6.11 No Control of the Business. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of Acquired Group or the Retained Group (with respect to the Business) prior to the Closing. Prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

6.12 R&W Insurance Policy. Buyer (or an Affiliate thereof) may obtain and bind the R&W Insurance Policy. Buyer acknowledges and agrees that the consummation of the Transactions is not subject to, or otherwise conditioned on, the procurement by Buyer or any of its Affiliates of any R&W Insurance Policy and that any failure by Buyer to consummate the Closing on the Closing Date by reason of absence of the R&W Insurance Policy shall constitute a breach by Buyer of this Agreement. Buyer agrees that the R&W Insurance Policy shall be at Buyer’s sole expense and that Buyer shall cause the R&W Insurance Policy to expressly include a waiver by the insurer thereunder of any and all subrogation rights against each member of the Acquired Group, Seller and their respective Affiliates, officers, directors and employees, except in the case of Fraud. At no time shall Buyer, any of Buyer’s Subsidiaries or any member of the Acquired Group amend, waive or otherwise modify any provision of the R&W Insurance Policy (including, without limitation, any waiver of subrogation provision) in a manner that would reasonably be expected to adversely impact Seller or any of its officers, managers, directors, employees or Affiliates, without Seller’s prior written consent.

6.13 Certain Consents. Certain Consents to the Transactions may be required from Governmental Authorities, parties to Contracts to which a member of the Acquired Group or the Retained Group is a party (including the Material Contracts), or other third parties, and such Consents have not been obtained and may not be obtained. Without limiting Buyer’s right to recover any damages with respect to a claim for Fraud or under the R&W Insurance Policy, Seller will not have any liability to Buyer (and Buyer will not be entitled to assert any claims) following the Closing arising out of or relating to the failure in and of itself to obtain any Consents that may have been or may be required in connection with the Transactions, other than pursuant to the HSR Act, or because of the default, acceleration or termination of or loss of right under any such Contract as a result thereof.

6.14 Insurance Coverage.

(a) From and after the Closing, and without limiting the rights of Buyer and the Acquired Group under Sections 6.14(b) and (c), the Business shall cease to be insured by Seller’s and its Affiliates’ insurance policies or by any of their respective self-insurance programs, and Seller and its applicable Affiliate shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. This Section 6.14(a) applies to occurrences and acts that take place post-Closing.

(b) The parties acknowledge that the Acquired Group and the Business will be entitled to the benefit of coverage under the third-party occurrence-based insurance policies of Seller or its Affiliates with respect to acts, facts, circumstances or omissions occurring prior to Closing (the “Retained Claims”). From and after the Closing, Seller hereby authorizes Buyer to report any and all Retained Claims arising in connection with the Acquired Group or the Business to the applicable insurance providers to the extent permitted under the applicable insurance policy, and where not permitted, agrees, upon receipt of a written request by Buyer, to use commercially reasonable efforts to make such report on Buyer’s behalf; provided, however, that if, at any time following the Closing, Buyer reasonably believes that it may have a Retained Claim, Buyer shall, to the extent permitted by Applicable Law, reasonably cooperate with Seller in connection with reporting such claim to the applicable insurance provider.

(c) With respect to Retained Claims made pursuant to Section 6.14(b), (i) Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable insurance policy, as applicable and (ii) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer (net of any Recovery Costs incurred by Seller or any Affiliate of Seller as a result of the same); provided that (w) Seller shall not be obligated to provide assistance to Buyer in respect of any claim for a Retained Claim made pursuant to Section 6.14(b) to the extent that such assistance would, in Seller’s reasonable judgment, violate Applicable Law, (x) Buyer shall be fully liable for all uninsured or self-insured amounts, (y) in the event an insurance policy/program aggregate limit is exhausted due to such claims, Buyer shall be liable for its pro rata portion of the reinstatement premium, if applicable, based upon the losses of Buyer and its Affiliates submitted to the insurance carrier(s) under such policy, as applicable, as compared to the total losses submitted to the insurance carrier(s) under such policy (including any submissions prior to the Closing, provided that submissions made by the Acquired Group prior to the Closing will not be counted as losses submitted by Buyer or its Affiliates) that exhausted the applicable policy/program aggregate limit and (z) Buyer agrees to reimburse Seller promptly upon request for all out-of-pocket costs or expenses reasonably incurred by Seller or any Affiliate of Seller in connection with making or pursuing any claim pursuant to this Section 6.14, including the costs of filing a claim and any deductibles, premium increases, Taxes or other amounts that are or become payable by Seller or any Affiliate of Seller as a result of claims made pursuant to this Section 6.14 (such costs and expenses referred to in this clause (z), “Recovery Costs”). The parties agree that any recoveries pursuant to this Section 6.14 shall inure first to Seller to reimburse any and all Recovery Costs.

6.15 Shared Contracts. The parties acknowledge that Seller and its Affiliates (including the Acquired Group) are parties to certain Contracts (collectively, the “Shared Contracts”) that relate in part to both (x) the operations of the Business and (y) the operations of the Retained Business; provided that in no event shall any Shared Contracts include this Agreement, any of the other Transaction Agreements, or any Contracts for the provision of enterprise-level services from the Retained Group to the Business or similar enterprise-level arrangements. Subject to Section 6.02(g) and the fourth paragraph in Section 6.06 of the Seller Disclosure Schedule, the parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts prior to the Closing to cause the Shared Contracts to be apportioned (including by obtaining the consent of such counterparty to enter into a new Contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, pursuant to which (i) Seller will assume, or cause its Affiliates to assume, all of the rights and obligations under such Shared Contracts to the extent related to the operations of the Retained Business, (ii) Buyer or a Subsidiary thereof will assume all of the rights and obligations under such Shared Contracts to the extent related to the operations of the Business, (iii) Seller shall cause the applicable counterparty to release Buyer and its Subsidiaries (including the Acquired Group) from the obligations of Seller and its Affiliates arising after the Closing Date under the portion of the Shared Contract apportioned to Seller (or its Affiliates) and (iv) Buyer shall cause the applicable counterparty to release Seller and its Affiliates, as applicable, from the obligations of Buyer and its Subsidiaries (including the Acquired Company) arising after the Closing Date under the portion of the Shared Contract apportioned to Buyer and its Subsidiaries. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be required to cause the partial assignment of any Shared Contract to Buyer or its Subsidiaries for any purpose other than the conduct of the Business. Any Shared Contract for which the arrangements described in this Section 6.15 cannot be entered into prior to the Closing shall be subject to Section 6.02(g) and the fourth paragraph in Section 6.06 of the Seller Disclosure Schedule and, with respect to any such Shared Contract, prior to the date that is twelve (12) months following the Closing, (A) the parties shall work together in good faith to determine the feasibility of separating such Shared Contract and (B) if, notwithstanding such good faith efforts, the parties are unable to agree on a mutually satisfactory plan for separating any such Shared Contract, the parties will use reasonable best efforts to negotiate in good faith appropriate means for (1) Buyer and its Subsidiaries to obtain the benefits and assume the obligations associated with the portion of such Shared Contract to the extent relating to the operations of the Business for a transitional period to be no longer than twelve (12) months following the Closing and (2) Seller and its Affiliates to obtain the benefits and assume the obligations associated with the portion of such Shared Contract to the extent relating to the operation of the Retained Businesses for a transitional period to be no longer than twelve (12) months following the Closing; provided, that in no event shall Buyer, Seller or any of their Affiliates (including the Acquired Group) be required to pay any fee, penalty or other consideration to any third party or make any concession to any third party (other than customary commercial concessions that are not material) to fulfill their respective obligations under this Section 6.15 and in no event shall Seller or the Acquired Group agree to (x) pay for any such fee, penalty or other consideration or (y) any such concession, in each case without the prior written consent of Buyer; provided, further, that Buyer shall reimburse Seller or the applicable member of the Retained Group, and Seller shall reimburse Buyer or the applicable member of the Acquired Group, for its proportional share (based on the utilization of the applicable Shared Contract, as the parties shall agree in good faith) of any reasonable and documented out-of-pocket expenses incurred by Seller or the applicable member of the Retained Group or Buyer or the applicable member of the Acquired Group, as applicable, in connection with any such arrangement described in clause (B) above to the extent such services and costs are not otherwise contemplated by the Transition Services Agreement. From and after the Closing, (I) Buyer shall reimburse, indemnify and hold harmless the Retained Group against all Liabilities arising from or relating to the portion of any Shared Contract apportioned to the Retained Group, (II) Seller shall reimburse, indemnify and hold harmless Buyer and its Affiliates (including the Acquired Group) against all Liabilities arising from or relating to the portion of any Shared Contract apportioned to the Acquired Group, and (III) neither party nor any of its Affiliates shall extend the term or otherwise amend the terms of any Shared Contract in a manner that would materially and adversely affect, in the case of Buyer, any member of the Retained Group without Seller’s prior written consent, or in the case of Seller, Buyer or any member of the Acquired Group without Buyer’s prior written consent.

6.16 Wrong Pockets.

(a) After giving effect to the Transactions, if at any time after the Closing, it is determined that any asset, property, right (including any Intellectual Property Right), Contract or claim of Seller or any of its controlled Affiliates was not held by a member of the Acquired Group at the Closing, but was primarily related, and material, to the operation of the Acquired Group prior to the Closing (collectively, the “Company’s Wrong Pocket Assets”), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) execute all instruments, agreements, or documents as may be reasonably necessary for the purpose of transferring the relevant ownership and/or interests in the Company’s Wrong Pocket Assets (or relevant part thereof) held by such Person to the Company or its Affiliates, (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant ownership and/or interest in such Company’s Wrong Pocket Assets (or relevant part thereof) in the Company or its Affiliates and (iii) cause the transferor of such Company’s Wrong Pocket Asset to hold the Company’s Wrong Pocket Asset and any monies, goods, or other benefits arising therefrom after the date of this Agreement by virtue thereof, as agent of and trustee for the Company’s Wrong Pocket Assets transferee and allow the Company to such enjoyment and use of such Company’s Wrong Pocket Asset as Seller or its controlled Affiliate has. It is understood and agreed that no additional consideration shall be payable by Buyer in respect of any such Company’s Wrong Pocket Assets.

(b) After giving effect to the Transactions, if at any time after the Closing, it is determined that any asset, property, right (including any Intellectual Property Right), Contract or claim of any member of the Acquired Group primarily related, and material, to the operation of the Retained Business was held by any member of the Acquired Group at the Closing (collectively, the “Seller’s Wrong Pocket Assets”), Buyer shall, and shall cause its Affiliates (including, following the Closing, each member of the Acquired Group) to, use commercially reasonable efforts to (i) execute all instruments, agreements, or documents as may be reasonably necessary for the purpose of transferring the relevant ownership and/or interests in the Seller’s Wrong Pocket Assets (or relevant part thereof) held by such Person to Seller or its designated Affiliate, (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant ownership and/or interest in such Seller’s Wrong Pocket Assets (or relevant part thereof) in Seller or its designated Affiliate, and (iii) cause the transferor of such Seller’s Wrong Pocket Asset to hold the Seller’s Wrong Pocket Asset and any monies, goods, or other benefits arising therefrom after the date of this Agreement by virtue thereof, as agent of and trustee for the Seller’s Wrong Pocket Assets transferee and allow Seller or its designated Affiliate to have such enjoyment and use of such Seller’s Wrong Pocket Assets as Buyer or its controlled Affiliate has. It is understood and agreed that no consideration shall be payable by Seller in respect of any such Seller’s Wrong Pocket Assets.

6.17 Financing.

(a) Buyer shall, and shall cause its Subsidiaries and shall use its best efforts to cause each of their Representatives and controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, and do, or cause to be done, all actions necessary or advisable to arrange, consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter on or prior to the Closing Date, including using (and causing its controlled Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect and comply with its obligations under the Equity Commitment Letter until the Closing; (ii) negotiate, execute and deliver (and cause its controlled Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Equity Financing on the terms and conditions contemplated by the Equity Commitment Letter, which agreements shall be in effect no later than the Closing; (iii) satisfy on a timely basis (or obtain the waiver of) the conditions to funding that are applicable to, and within the control of, Buyer and its controlled Affiliates in the Equity Commitment Letter and/or definitive agreements for the Equity Financing at or prior to the Closing; and (iv) upon satisfaction (or waiver) of such conditions, consummate the Equity Financing pursuant to the Commitment Letters at the Closing and enforce its rights under the Equity Commitment Letter to consummate the Equity Financing at the Closing.

(b) Subject to Section 6.17(c), from the date of this Agreement and ending at the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 10.01, Seller and its Subsidiaries shall use, and shall instruct their Representatives to use, in each case at Buyer’s sole cost and expense, their reasonable best efforts to provide customary cooperation in connection with the arrangement of debt financing arrangements (the “Debt Financing”) as may be reasonably requested by the Buyer, including: (i) participating in a customary and reasonable number of virtual meetings, presentations and due diligence sessions (in each case, on reasonable advance notice and during normal business hours and at mutually agreed times), and reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources, in each case in connection with the arrangement of the Debt Financing, including direct virtual contact between senior management and representatives of the Company, on the one hand, and the Debt Financing Sources and potential lenders for the Debt Financing, on the other hand; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent and its Subsidiaries or the reputation or goodwill of Parent and its Subsidiaries; (ii) ensure that an officer of the Company executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions, so long as Seller has been provided with drafts of such documents within a reasonable period of time prior to the requested execution of the letter to which such representations relate); (iii) furnishing not later than three (3) Business Days prior to the Closing Date all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date; (iv) executing and delivering any definitive financing documents with respect to the Debt Financing and any other documents and certificates and back-up therefor as may be reasonably requested by Buyer or the Financing Sources (provided that (x) none of such definitive agreements, documents, certificates or back-up shall be required to be executed and delivered prior to the Closing, (y) the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing and (z) no personal liability shall be imposed on the officers or employees executing and delivering such items); (v) solely with respect to the Acquired Group, facilitating the creation, perfection or enforcement, of any Liens securing the Debt Financing, in each case to the extent reasonably requested by Buyer; and (vi) subject to confidentiality arrangements reasonably satisfactory to Seller, furnishing the Debt Financing Sources access to (A) the Historical Financial Statements and (B) such other financial and other pertinent historical information pertaining to the Acquired Group reasonably necessary for inclusion in confidential information memoranda customarily included marketing materials for financings similar to the Debt Financing, as reasonably requested by Buyer (provided, that neither Seller nor any other member of the Acquired Group shall be required to provide any such information pursuant to this clause (vi) that is not reasonably available to Seller or that Seller is not reasonably able to produce without undue burden or expense at such time) and in connection with the Debt Financing (such information, the “Required Information”).

(c) Notwithstanding anything in this Section 6.17 to the contrary, in fulfilling their obligations pursuant to Section 6.17(b), none of Seller, its Subsidiaries or any of their respective Representatives shall be required to (i) take any action to the extent such action would cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise result in a breach of this Agreement by Seller, (ii) issue any information memoranda, lender presentation or similar document or instrument, (iii) pay any commitment or other fee, provide any security or incur any liability or obligation in connection with the Debt Financing, or any other financing or refinancing transactions undertaken by Buyer in connection with the acquisition contemplated hereby, prior to the Closing, (iv) take or permit the taking of any action that could reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the organizational documents of the Company or any of its Subsidiaries or any Applicable Law or Material Contracts to which the Company or any of its Subsidiaries is a party, (v) pass resolutions or consents or approve or authorize the execution of the Debt Financing with effect prior to the

Closing, (vi) other than with respect to the authorization letter contemplated by Section 6.17(b)(ii), cause any director, officer, manager or other Representative (whether or not on behalf of any member of the Acquired Group) to execute, deliver, enter into, approve or perform any agreement, commitment, document or instrument, or modification of any agreement, commitment, document or instrument with effect prior to the Closing or incur any other actual or potential liability or obligation relating to the Debt Financing, (vii) provide any cooperation that, in the good faith opinion of Seller, would unreasonably interfere with the ongoing operations of Parent or its Subsidiaries, (viii) cause any representation or warranty in this Agreement to be breached by Seller, (ix) deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters (excluding any customary authorization letters contemplated by Section 6.17(b)(ii) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates Seller, its Affiliates and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), (x) provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under Applicable Law or any binding agreement with a third party or is legally privileged or consists of work product or could reasonably be expected to result in the loss of any attorney-client or similar privilege (but shall use reasonable best efforts to provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law or binding agreement), or (xi) prepare or deliver any financial statements or other financial data other than the Required Information.

(d) Buyer will promptly (but no earlier than the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 10.01), reimburse Seller and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket expenses incurred by Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with their compliance with Section 6.17(b), and will indemnify and hold harmless each of Seller, its Subsidiaries and each of their respective Affiliates and Representatives from and against all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable and documented attorneys’ fees and disbursements) suffered or incurred by any of them in connection with their compliance with Section 6.17(b) and the arrangement of the Debt Financing and the provision of any information utilized in connection therewith, except in the event such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including outside attorneys’ fees and disbursements) resulted from (x) any information prepared or provided by or on behalf of Seller or any of its Subsidiaries or any of their respective Representatives or Affiliates for use in connection with the Debt Financing or (y) the gross negligence, bad faith, Fraud or willful misconduct by Seller or any of its Subsidiaries or any of their respective Representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction. Any offering materials, presentations, bank information memoranda and other similar marketing documents prepared by or on behalf of or utilized by Buyer or its Affiliates, or Buyer’s Debt Financing Sources, in connection with Buyer’s financing activities in connection with the Transactions, which include any information provided by Seller or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing, shall include a conspicuous disclaimer to the effect that none of Parent, Seller or their respective Affiliates or any of their or their Affiliates’ respective Representatives nor any employees thereof have any responsibility for the content of such document to the recipients and disclaim all responsibility therefor to the recipients and shall further include an equivalent disclaimer with respect to the Parent, Seller and their respective Affiliates and their and their Affiliates’ respective Representatives in any oral disclosure with respect to such financing, in each case, including any liability in connection with the unauthorized use by the recipients thereof of the information set forth in such document or oral disclosure. The foregoing indemnification and expense reimbursement obligations shall survive the Closing and any termination of this Agreement.

(e) Notwithstanding anything herein to the contrary, it is understood and agreed that the condition set forth in Section 9.01(b)(iii), as it applies in respect of Seller’s obligations under this Section 6.17, shall be deemed satisfied unless the Seller’s Willful Breach of its obligations under this Section 6.17 was a proximate cause of the Buyer’s failure to receive any material portion of the proceeds of the Debt Financing.

(f) Prior to, or substantially contemporaneously with, the Closing, the Seller, the Acquired Group and their applicable Affiliates shall take (or shall cause to be taken) all actions, and shall enter into such agreements and arrangements, as shall be reasonably necessary to cause, as of the Closing (i) to the extent applicable, the Acquired Group to be removed as parties to each Contract set forth on Section 3.10(a)(ix) of the Company Disclosure Schedule and in each case released from all guarantee agreements, supplementary indentures, pledge or security agreements and all other loan and note documents and instruments delivered in connection with the foregoing (collectively, the “Seller Existing Indebtedness Documents”), (ii) to the extent applicable, the Acquired Group to be released from all Liabilities in respect of the Seller Existing Indebtedness Documents and (iii) to the extent applicable, any equity interests in, and all assets of, the Acquired Group to be released as collateral in respect of the Seller Existing Indebtedness Documents. The Company shall deliver or cause to be delivered to Buyer no later than five (5) Business Days prior to the Closing Date the forms of all documents and other instruments of release and discharge reasonably necessary to evidence the foregoing, which documents and instruments shall become effective no later than the Closing Date.

6.18 Pre-Closing Services Acknowledgement. Buyer acknowledges that Seller and its Affiliates provide various services and support to the Acquired Group (including with respect to the following matters: tax, legal, compliance, information technology support, audit, accounting, treasury, financing, insurance, procurement, provision of indemnification and guarantees, and access to facilities), in each case, that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement.

6.19 Resignations. Prior to the Closing, the Company shall deliver to Buyer the resignation (effective as of the Closing) of the directors and officers (in their capacity(ies) as such) of the members of the Acquired Group that will remain employed by the Retained Group following the Closing.

6.20 Company Bonus Payments. At least three (3) Business Days prior to the Closing, Seller shall deliver a list of the recipients and the corresponding Company Bonus Payment amount due to each recipient, which list shall be substantially consistent with the list made available to Buyer prior to the date hereof. Buyer shall pay to the recipients of the Company Bonus Payments in accordance with Seller’s prior written instructions delivered to Buyer at least three (3) Business Days prior to the Closing, no later than the later to occur of (x) seven (7) Business Days following the Closing Date, and (y) the applicable member of the Retained Group’s first regularly scheduled payroll date after the Closing Date. Notwithstanding any provision to the contrary in this Agreement, the parties hereby agree and acknowledge that, to the extent permitted by Applicable Law at a “more likely than not” or higher standard, all Tax deductions associated with the Company Bonus Payments shall be allocated to the Pre-Closing Tax Period, shall be reported as such on the Tax Return for the Pre-Closing Tax Period ending on the Closing Date, and shall be for the benefit of the applicable member of the Retained Group.

6.21 Lien Releases. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer final drafts of UCC-3 termination statements and other customary Lien release documentation in condition to be filed (if applicable) evidencing the termination of the Liens with respect to the assets and Equity Securities of the Acquired Group identified on Section 6.21 of the Company Disclosure Schedule.

6.22 Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date and the valid termination of this Agreement, Seller shall not, and shall cause its Affiliates and Representatives not to (a) solicit, initiate, discuss, accept or knowingly encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of the Equity Securities of any member of the Acquired Group or a material portion of the assets of the Business (including any acquisition structured as a merger, consolidation, or share exchange) (each such transaction or series of transactions other than those contemplated by this Agreement, an “Alternative Transaction”) or (b) enter into, or continue discussions or negotiations regarding, or knowingly furnish or disclose to any Person (other than Buyer and its Affiliates and Representatives) any material non-public information with respect to the Business in connection with, any Alternative Transaction. Notwithstanding the foregoing, Seller and its Affiliates and Representatives may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that Seller and its Affiliates are subject to an exclusivity agreement and are unable to provide any such information described in clause (b) above or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as this Agreement remains in effect.

6.23 Data Room. Promptly (but no later than five (5) Business Days) following the Closing Date, the Company shall deliver, or cause to be delivered, to Buyer, ten (10) USBs, each containing a complete copy of the Data Room reflecting the contents of the Data Room as of the execution of this Agreement. From and after the date hereof, Seller shall not, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives not to, add or remove any files to or from the Data Room without the prior written consent of Buyer.

6.24 Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.25 Transition Services Agreement Schedules. During the period from the date of this Agreement through the Closing Date, the Parties shall cooperate in good faith to finalize the schedules to the Transition Services Agreement, including by making any modifications or additions to such schedules as mutually agreed by the Parties in writing.

6.26 Contracting Matters. Seller shall, and shall cause its Affiliates to, take such actions as described in and in accordance with the terms set forth on Section 6.26 of the Seller Disclosure Schedule.

6.27 Business Data. After the Closing, Seller shall, and shall cause its Affiliates to: (a) only process and use Legacy Business Data in the manner it was processed and used by Seller and its Affiliates prior to the Closing solely to the extent such processing and usage is required for the purposes of compliance with Applicable Law and any applicable contractual obligations in effect as of the date hereof; and (b) only process and use New Business Data to the extent authorized under the Transition Services Agreement or otherwise in writing by the Company. Nothing in this Agreement shall prohibit Seller and its Affiliates from processing and using Business Data as necessary to: (i) comply with Applicable Law, to (ii) fulfill contractual, regulatory, or audit requirements, (iii) establish, exercise, or defend legal claims, (iv)

maintain backups in the ordinary course of business; or (v) to provide the Transition Services in accordance with the terms and conditions of the Transition Services Agreement, in which case Seller and its Affiliates shall use such Business Data solely to the extent required for such purpose, as applicable, and shall maintain all such Business Data as confidential. For purposes of this Section 6.27, (A) “Business Data” means any data obtained in connection with the operation of the Business, (B) “Legacy Business Data” means any Business Data in the Retained Group’s systems immediately prior to the Closing, and (C) “New Business Data” means any Business Data gathered or generated after the Closing.

ARTICLE VII.

EMPLOYEE MATTERS

7.01 Treatment of Business Employees. Each Company Employee shall continue employment with the Acquired Group immediately following the Closing. On or prior to the Closing Date, the employment of each employee who is employed by the Acquired Group but who is not a Business Employee shall be transferred to a member of the Retained Group in accordance with and subject to the terms of the Pre-Closing Restructuring and in accordance with Applicable Law. On or prior to the Closing Date, the employment of each Business Employee who is employed by the Retained Group shall be transferred to a member of the Acquired Group in accordance with and subject to the terms of the Pre-Closing Restructuring and in accordance with Applicable Law; provided that with respect to any Business Employee who is unable to be transferred to a member of the Acquired Group in accordance with and subject to the terms of the Pre-Closing Restructuring and in accordance with Applicable Law (an “Offered Employee”), Buyer shall, or shall cause one of its Affiliates or a professional employer organization (“PEO”) to, no later than five (5) days prior to Closing, make an offer of employment, effective as of the Closing, to such employee with such terms and conditions of employment required by Section 7.06 (such offer of employment, a “Qualifying Offer”). The Company Employees and any Business Employees described above in this Section 7.01 (other than any Offered Employee who rejects a Qualifying Offer) are referred to collectively herein as “Transferred Employees”, and in the case of any Offered Employee who is offered employment by a PEO, all references to Buyer and its Affiliates in this Article VII shall be deemed to refer to such PEO. In addition to the other applicable terms and conditions of this Article VII, Buyer, Seller and their respective Affiliates shall comply with any additional obligations or standards arising under Applicable Laws governing the terms and conditions of the employment, transfer of employment and severance of employment of any Transferred Employee.

7.02 Delayed Transfer Employees. Notwithstanding the foregoing, with respect to any Business Employee whose employment is unable to transfer to Buyer and its Affiliates (including the Acquired Group) upon the Closing due to Applicable Law or for such other reason as agreed to in good faith by the parties (any such employee, a “Delayed Transfer Employee”), as soon as it is practicable for such Business Employee to become employed by Buyer and its Affiliates, Buyer shall, or shall cause one of its Affiliates to, make a Qualifying Offer. When a Delayed Transfer Employee accepts such Qualifying Offer and commences employment with Buyer or one of its Affiliates, such Delayed Transfer Employee shall be considered a Transferred Employee. For purposes of applying the provisions of this Article VII to Delayed Transfer Employees, all references to “Closing” or “Closing Date” in Article VII shall be deemed to refer to the date of such Delayed Transfer Employee’s date of commencement of employment with Buyer or one of its Affiliates (as applicable, the “Delayed Transfer Date”). Promptly after signing, the Parties shall negotiate in good faith a customary employee services agreement to be entered into on the Closing Date that allocates liabilities and other responsibilities between the Parties with respect to Delayed Transfer Employees for the period between the Closing Date and the applicable Delayed Transfer Date. Seller and its Affiliates shall make available all Delayed Transfer Employees to Buyer and its Affiliates during the period between the Closing and the applicable Delayed Transfer Date on the same basis as such Delayed Transfer Employees provide services as of immediately prior to the date hereof.

7.03 Employees on Leave of Absence. Notwithstanding the foregoing, with respect to any Business Employee who is on a leave of absence upon the Closing (any such employee, a “Leave Employee”), such Leave Employee shall be retained by the Retained Group, provided that if such Leave Employee returns to active employment within six months following the Closing, Buyer shall, or shall cause one of its Affiliates to, make a Qualifying Offer to such Leave Employee. When a Leave Employee accepts such Qualifying Offer and commences employment with Buyer or one of its Affiliates, such Leave Employee shall be considered a Transferred Employee. For purposes of applying the provisions of this Article VII to Leave Employees, all references to “Closing” or “Closing Date” in Article VII shall be deemed to refer to the date of such Leave Employee’s date of commencement of employment with Buyer or one of its Affiliates.

7.04 Severance. Buyer shall reimburse Parent or its relevant Affiliate in respect of any severance or other termination-related payments or benefits paid or provided by Parent or its Affiliates in accordance with the applicable severance protections as set forth on Section 7.04 of the Company Disclosure Schedule to any Offered Employee who is terminated by Parent within 60 days following the Closing as a result of such Offered Employee not receiving a Qualifying Offer from Buyer or one of its Subsidiaries.

7.05 Wrongly Transferred Employee. Within seven (7) days of the date on which Buyer is made aware of the existence of any Wrongly Transferred Employee, Parent shall, or shall cause one of its Affiliates to, make written offers of employment to such Wrongly Transferred Employee(s). Parent or its Affiliates agree that any offer of employment made pursuant to this Section 7.05 shall satisfy all obligations under Applicable Law, including without limitation, the Regulations, and shall provide that employment with Parent or its Affiliates shall commence no later than fourteen (14) days after the date the offer of employment is made. Buyer or its Subsidiaries and Parent or its Affiliates shall each use its reasonable endeavors to ensure that each Wrongly Transferred Employee accepts such an offer of employment made by Parent or its Affiliates. Where any Wrongly Transferred Employee accepts an offer of employment made, Buyer or its Affiliates shall ensure that they are released from their employment so as to enable them to commence employment with Parent or its Affiliates. If the Wrongly Transferred Employee does not accept the offer of employment made by Parent or its Affiliates, or no such offer is made, Buyer or its Affiliates may, within a further ten (10) days, give notice to the Wrongly Transferred Employee that they are not employed by Buyer or its Affiliates and, for the avoidance of doubt, confirming their immediate dismissal in the event that their employment has not transferred to Parent or its Affiliates. Where Buyer or its Affiliates have given notice to a Wrongly Transferred Employee (provided in all cases that Buyer or its Affiliates effect any such termination in a lawful and fair manner), Parent shall indemnify Buyer or its Affiliates against any liabilities arising out of or in connection with the termination of employment of such Wrongly Transferred Employee and their employment in the period up to and including the date on which notice is given.

7.06 Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall (or shall cause its Subsidiaries to) provide each Transferred Employee with (a) an annual base salary and target short-term cash incentive compensation opportunities that in each case are no less favorable than the annual base salary and target short-term cash incentive compensation opportunities provided to such Transferred Employee as of immediately prior to the Closing Date, (b) employee benefits (excluding any change in control, transaction or retention payments or benefits, equity-based or other long-term incentive compensation or benefits, defined benefits, retiree medical or nonqualified deferred compensation) that are substantially comparable in the aggregate to such benefits provided to such Transferred Employee immediately prior to the Closing Date and (c) severance protections and entitlements as set forth on Section 7.06(c) of the Company Disclosure Schedule. Except to the extent required by Applicable Law, effective as of Closing, each Transferred Employee shall cease all active participation in, and accrual of benefits under, any Parent Benefit Plan.

7.07 Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Transferred Employee full credit for all prior service with any member of the Retained Group or the Acquired Group or any of their respective Affiliates or predecessors of any such entity for all purposes (whether statutory, contractual or otherwise), including for purposes of determining eligibility to participate, level of benefits, vesting, severance, retirement eligibility, and benefit plan accruals (other than under a defined benefit pension plan), under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates and Applicable Law and company benefits that replace forfeited statutory benefits to the same extent such service would be recognized by any of Parent or its applicable Affiliate (including the Acquired Group) under any similar employee benefit plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits.

7.08 Welfare Plans. As of the Closing Date, each Transferred Employee shall cease participation in the health and welfare benefit plans of the Retained Group (each, a “Parent Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Benefit Plans). Benefits in respect of all welfare plan claims incurred by Transferred Employees on or after the Closing Date shall be provided by Buyer and its Affiliates. For purposes of this Section 7.08, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.

7.09 Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to) use reasonable best efforts to:

(a) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under any health and welfare plans in which the Transferred Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable Parent Welfare Plan or health and welfare Company Benefit Plans; and

(b) for the plan year in which the Closing occurs, provide each Transferred Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Transferred Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employees are eligible to participate on or after the Closing Date.

7.10 WARN Act. Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising after the Closing. Buyer hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all damages incurred or suffered by Parent or any of its Affiliates with respect to WARN or with respect to any similar Applicable Law arising after the Closing as a result of actions taken by Buyer after the Closing. Prior to the Closing, Seller shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Former Business Employee or any former employee of the Acquired Group whose employment has been terminated involuntarily within the 90-day period immediately prior to the Closing Date, together with such former employee’s work location.

7.11 Labor Agreements. With respect to each collective bargaining or other labor agreement covering Business Employees as of immediately prior to the Closing Date, Buyer shall, and shall cause the Business to, comply with the terms of such agreement at all times following the Closing Date, subject to any changes to such agreement as may be permitted by such agreement.

7.12 U.S. Defined Contribution Plans. With respect to each Transferred Employee who, as of immediately prior to the Closing Date, participates in a defined contribution plan that is intended to qualify under section 401(a) of the Code and that is sponsored by a member of the Retained Group, Buyer shall (or shall cause one of its Affiliates to), as soon as practicable following the Closing Date, (a) cover such Transferred Employee under a defined contribution plan that is intended to qualify under section 401(a) of the Code and that is sponsored by Buyer or one of its Affiliates (a “Buyer DC Plan”) and (b) cause a Buyer DC Plan to accept participant rollovers of full value of the account (including participant loans) of any Transferred Employee.

7.13 Accrued Vacation and Sick Leave. Buyer shall (or shall cause its Affiliates to) recognize and assume the liability with respect to accrued but unused vacation time and sick leave for all Transferred Employees, and shall honor the terms of any such vacation time and sick leave in effect as of immediately prior to the Closing Date; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Transferred Employee through the Closing Date shall be paid by Buyer (or its Subsidiaries) to the Transferred Employee (or reimbursed by Buyer) to Parent (or its relevant Affiliate) if Applicable Law requires Parent (or its relevant Affiliate) to pay such paid time off accrued and unused by such Transferred Employee through the Closing Date.

7.14 Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for workers compensation benefits and shall assume any related liabilities, in each case with respect to Transferred Employees and Former Business Employees, other than any such claims incurred by such Transferred Employee prior to the Closing pursuant to a workers compensation insurance policy that Parent or any of its Affiliates is retaining.

7.15 Treatment of Non-U.S. Transferred Employees. In addition to the other applicable terms and conditions of this Article VII, Buyer and its Affiliates shall comply with any additional obligations or standards arising under Applicable Laws governing the terms and conditions of the employment, transfer of employment and severance of employment of any Transferred Employee located outside of the U.S., and Buyer shall ensure all Qualifying Offers are made in accordance with Applicable Law, and Buyer and its Affiliates hereby indemnify Parent and its Affiliates against and agree to hold each of them harmless from any and all damages incurred or suffered by Parent or any of its Affiliates with respect to any noncompliance arising out of Buyer’s operation of the Business after the Closing. Buyer and its Affiliates shall comply with all data privacy laws applicable to the Transferred Employees, and hereby indemnify Parent and its Affiliates against and agrees to hold each of them harmless from any and all damages incurred or suffered by Parent or any of its Affiliates with respect to any noncompliance with such laws to the extent arising out of Buyer’s operation of the Business after the Closing.

7.16 Annual Cash Bonus Plans and Long-Term Incentives. Promptly following the Closing Date, each Transferred Employee who held unvested Parent equity-based awards (whether time- or performance-based) immediately prior to the Closing Date shall receive a cash-based replacement award from Buyer (with the performance-based equity-based awards deemed to have been achieved at target level), in a form selected by Buyer, with a value equal to the value of the Parent equity-based awards that were forfeited by such Transferred Employee upon the Closing. For purposes of determining the value of the forfeited Parent equity-based awards grants, the volume-weighted average price of Parent’s common stock on the Nasdaq Stock Market (as reported by Bloomberg L.P.) during the twenty (20) trading days ending with the last trading day prior to the Closing Date shall be utilized. As of immediately prior to the date hereof, with respect to each Transferred Employee, Seller shall provide Buyer with a schedule setting forth (i) the unique identifier of such Transferred Employee and (ii) the total number of outstanding and unvested equity awards granted to such Transferred Employee prior to the Closing Date that shall be forfeited as a result of the transactions contemplated by this Agreement and Seller shall provide an updated schedule (which shall include the names of each Transferred Employee) to Buyer no later than five (5) days prior to the Closing Date.

7.17 Exception to Cessation of Participation in Benefits. Notwithstanding anything to the contrary herein, Transferred Employees shall continue to actively participate in or accrue benefits under any Parent Benefit Plan to the extent provided under the Transition Services Agreement or any Parent Benefit Plan.

7.18 Information and Consultation. Buyer shall (a) provide or procure that any relevant Affiliate of Buyer provides Seller with all information and documentation requested by Seller which may be required by any representative body of the Transferred Employees for the purposes of completing any employment-related information and consultation exercise which Seller may reasonably request, as soon as reasonably practicable; and (b) participate in meetings, phone calls or correspondence that are reasonably requested by Seller in connection with any such employment-related information and consultation exercise.

7.19 No Third Party Beneficiaries. Nothing in this Article VII, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following the Closing Date.

7.20 Employee Rights Under Applicable Law. For the avoidance of doubt, the provisions of this Article VII are without prejudice to the operation of any Applicable Law in relation to the terms and conditions of employment of any Transferred Employees.

ARTICLE VIII.

TAX MATTERS

8.01 Tax Covenants.

(a) Buyer covenants, from and after Closing, that, without the prior written consent of Seller, except as required by Applicable Law or to the extent provided under any Transaction Agreement, it will not cause or permit any member of the Acquired Group or any Affiliate of Buyer (i) to take any action on the Closing Date after the Closing other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax asset of Parent or any Affiliate of Parent or give rise to any indemnification obligation of Parent or any Affiliate of Parent under this Agreement, (ii) to make or change any Tax election relating to or affecting the Closing or any Pre-Closing Tax Period if such election could reasonably be expected to result in any material increased Tax liability of Parent or any Affiliate of Parent (other than members of the Acquired Group) or could materially and adversely affect the calculation of Accrued Taxes, the Taxes included in the Net Working Capital or the Transaction Tax Deductions, (iii) to file any Tax Return (original, amended, modified or otherwise) that is inconsistent with the Tax treatment described on Section 8.01(a) of the Company Disclosure Schedule in respect of the transactions referenced therein (such transactions, the “Corporate Transactions”); and (iv) without limiting the preceding clause (iii), and except to the extent expressly permitted herein, file or amend, refile, revoke or otherwise modify any Tax Return, initiate any voluntary disclosure with respect to Taxes, or agree to extend or waive the statute of limitations, in each case, with respect to any Pre-Closing Tax Period of any member of the Acquired Group (x) before the Adjusted Closing Date Consideration is finally determined pursuant to Section 2.05(d) or (y) if taking such action could result in a material indemnification payment under Section 8.07; provided that in no event shall Buyer or any of its Affiliates refile, amend, modify or restate any Tax Returns of IHS GmbH or Sabre Hospitality Solutions GmbH if any such action could adversely affect or reduce the refunds described in Section 8.01(c). Notwithstanding the foregoing, Buyer and Seller agree that no election shall be made under Sections 336 or 338 of the Code with respect to any of the transactions contemplated by this Agreement.

(b) Seller shall make an election (including on a protective basis) under Treasury Regulations Section 1.1502-36(d)(6) to reduce the basis of Seller in the Acquired Shares by the amount of the reduction of the Asset Tax Basis that would otherwise result as a result of the application of Treasury Regulations Section 1.1502-36(d) with respect to the transactions undertaken pursuant to this Agreement.

(c) From and after the Closing Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to obtain a refund of (or other cash Tax benefit from) any amounts paid by IHS GmbH or Sabre Hospitality Solutions GmbH, in each case, to the extent that such amounts (x) were paid prior to the Closing in respect of German Income Taxes for such Acquired Company’s 2024 or 2025 taxable year (together with any interest thereon) and (y) exceeded the amounts actually owed by such Acquired Company for such taxable year (or, in the case of the 2025 taxable year, the portion of such year ending on the Closing Date) in respect of such Income Taxes (collectively, the “Specified German Prepayments”). To the extent that Buyer or any Acquired Company actually realizes after the Closing Date a cash tax benefit in respect of the Specified German Prepayments, either as a refund or as a reduction of cash taxes otherwise payable, Buyer shall deliver and pay over to Seller, no later than ten (10) Business Days after the realization of such cash tax benefit, the amount of such cash tax benefit, net of (i) any out-of-pocket expenses incurred by Buyer or any Acquired Company in obtaining such benefit and (ii) any Taxes incurred as a result of having realized such refund or other cash tax benefit. If the relevant Taxing Authority subsequently demands repayment of all or any portion of such refund (or other reduction in cash taxes), Seller promptly shall deliver and pay over to Buyer the amount so demanded (together with any interest thereon).

8.02 Tax Returns

(a) Seller shall, or shall cause its Affiliates to, prepare or cause to be prepared and timely file or cause to be timely filed (i) all Tax Returns (other than Tax Returns that relate to Combined Taxes) that are filed by or with respect to any member of the Acquired Group on or prior to the Closing Date for a Pre-Closing Tax Period and (ii) all Tax Returns that relate to Combined Taxes, and, in each case, shall pay or cause to be paid on a timely basis any Taxes shown as due and payable on any such Tax Return (each a “Seller Prepared Tax Return”). Each Seller Prepared Tax Return that does not relate to Combined Taxes shall be prepared in a manner consistent with the terms of this Agreement and past practices and accounting methods of the Acquired Group, except as otherwise required by Applicable Law.

(b) With respect to any Tax Return of any member of the Acquired Group that is not described in Section 8.02(a) and that relates to an Accrued Tax or a Tax included in the Net Working Capital and is filed before the Adjusted Closing Date Consideration is finally determined pursuant to Section 2.05(d) (a “Specified Buyer Prepared Tax Return”), Buyer shall prepare, or cause to be prepared, such Specified Buyer Prepared Tax Return in a manner consistent with this Agreement and the past practices of the members of the Acquired Group, except as otherwise required by Applicable Law. Buyer shall deliver or cause to be delivered to Seller for its review and consent, not to be unreasonably withheld, conditioned or delayed, a draft of each income and other material Specified Buyer Prepared Tax Return, in each case, at least forty-five (45) days prior to the due date (or as soon as reasonably practicable) for filing such Specified Buyer Prepared Tax Return (taking into account applicable extensions).

(c) The parties agree that Buyer and its Affiliates (including, after Closing, the members of the Acquired Group) (i) shall utilize a “closing of the books” method to allocate items and not make an election under U.S. Treas. Reg. Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Applicable Law) and (ii) shall apply the “next day” rule of U.S. Treas. Reg. Section 1.1502-76(b)(1)(ii)(B) (or make any similar election or ratably allocate items under any corresponding provision of Applicable Law), but for the avoidance of doubt shall not apply the next day rule with respect to the Transaction Tax Deductions, which shall be reported in accordance with Section 8.02(d).

(d) In the case of any Taxes (other than Transfer Taxes) that are payable in respect of a Straddle Period, the portion of such Tax related to a Pre-Closing Tax Period shall (i) in the case of any real property or other ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes other than those described in clause (i) equal the portion of such Tax that would have been payable if the relevant Straddle Period ended on and included the Closing Date, using a “closing of the books” method. For all purposes of this Agreement, (i) Transaction Tax Deductions shall be allocated to and taken into account in the Pre-Closing Tax Period that ends on the Closing Date to the maximum extent permitted by Applicable Law at a “more likely than not” or higher standard, and (ii) Seller shall have the right, in their sole discretion, to make an election, pursuant to Revenue Procedure 2011-29, to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

8.03 Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (excluding any Transfer Taxes incurred as a result of or attributable to the Pre-Closing Restructuring) shall be borne 50% by Buyer and 50% by Seller, and the party required by Applicable Law shall prepare and file all necessary Tax Returns with respect to all such Transfer Taxes. If required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns. Seller shall bear 100% of any Transfer Taxes incurred in connection with the Pre-Closing Restructuring (and shall have borne 100% of any Transfer Taxes incurred in connection with the Corporate Transactions), and will file all necessary Tax Returns with respect to such Transfer Taxes.

8.04 Tax Sharing Agreements. Any and all existing Tax Sharing Agreements between members of the Acquired Group and any Person that is not a member of the Acquired Group shall be terminated as of the Closing Date. After such date, no member of the Acquired Group shall have any further rights or liabilities thereunder, and neither Parent nor any Affiliate of Parent shall have any further rights or liabilities in respect of the members of the Acquired Group thereunder.

8.05 Cooperation on Tax Matters. Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the members of the Acquired Group after the Closing Date) to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return of or with respect to any member of the Acquired Group and the payment of any Taxes related thereto, and any audit, litigation or other proceeding with respect to such Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the members of the Acquired Group after the Closing Date) to use commercially reasonable efforts to retain (in the case of Seller, in accordance with its customary record retention policies and practices) all books and records with respect to Tax matters pertinent to the members of the Acquired Group pertaining to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. Notwithstanding the foregoing, Seller shall not be required to transfer to Buyer any books, records or information to the extent they relate to Combined Taxes of Seller or any Affiliate of Seller that is not part of the Acquired Group. For the avoidance of doubt, nothing in this Section 8.05 shall require Seller to give its consent to any of the actions or failures to act described in Section 8.01.

8.06 Tax Contests. Buyer shall promptly, and in any event within ten (10) days of receipt, notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the members of the Acquired Group) of notice of any pending or threatened Tax audit, examination, investigation, assessment or other proceeding which relates to a matter that, if successful, could result in any Covered Tax liability or an increase to the Accrued Taxes (or alternatively an increase in non-Income Taxes included in the Net Working Capital) prior to the time the Adjusted Closing Date Consideration is finally determined pursuant to Section 2.05(d) (each such claim, a “Tax Claim”). Seller shall have the right to control the conduct of any Tax Claim that relates to a Covered Tax liability. (i) The non-controlling party of any Tax Claim shall have the right to participate in such Tax Claim at its own expense, (ii) the controlling party shall not compromise or settle such Tax Claim without the prior written consent of the non-controlling party (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would be binding upon, and adversely affect, the non-controlling party or any of its Affiliates (including, in the case of Buyer, the members of the Acquired Group) and (iii) the non-controlling party shall cooperate and properly and timely execute (or cause its Affiliates to timely and properly execute) any documents reasonably requested by the controlling party (including, powers of attorneys) to allow the controlling party (and its selected counsel) to control the audit or other proceeding as contemplated by this Agreement. The controlling party shall in any event keep the non-controlling party hereto informed of the progress of such Tax Claim, and shall promptly provide such non-controlling party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Claim. Notwithstanding anything to the contrary in this Agreement, this Section 8.07 shall not apply to, and Buyer shall not have any rights with respect to, any Tax Claim that relates solely to any Taxes of a Seller Tax Group or of any Combined Taxes, the conduct of which shall be controlled by Seller in its sole discretion.

8.07 Tax Indemnity. From and after the Closing, Buyer shall be indemnified by Seller from and against any Covered Taxes that relates to a Pre-Closing Tax Period; provided, however, that Buyer shall not be indemnified under this Section 8.07 to the extent such Taxes are attributable to or arise from, and would not have been incurred but for, any breach by Buyer of any provision of this Agreement. The amount of any indemnity due under this Section 8.07 shall be calculated net of (i) any amount actually received by Buyer or an Affiliate from any third Person, including any insurance company or other insurance provider (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries in respect of any Liabilities suffered, paid, sustained or incurred by such Indemnified Party) and (ii) any Tax benefit or deduction that actually reduces income of the Buyer or any of its Affiliates in the same year that the applicable Covered Taxes are incurred (determined net of the cost of obtaining such Tax benefit or deduction), in each case arising from or relating to such Covered Taxes.

8.08 Purchase Price Adjustment. Any amount paid by Seller or Buyer under Article VIII or Article XI shall be treated as an adjustment to the Adjusted Closing Date Consideration for Income Tax purposes to the extent permitted by Applicable Law.

8.09 Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article VIII shall survive for the applicable period of statutes of limitations of the relevant Tax (giving effect to any waiver, mitigation or extension thereof).

8.10 Seller and Affiliates of Seller. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to make available to Buyer any document, record, Tax Return or other information to the extent it relates to Seller or any Affiliate of Seller or Combined Taxes.

ARTICLE IX.

CONDITIONS TO CLOSING

9.01 Conditions to Closing.

(a) The obligations of each party to consummate the Closing are subject to the satisfaction of the following conditions:

(i) any applicable waiting period under the HSR Act with respect to the Transactions shall have expired or been terminated; and

(ii) no Order issued by a Governmental Authority preventing the consummation of the Transactions shall be in effect, and no provision of any Applicable Law shall make illegal the consummation of the Transactions.

(b) The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):

(i) the representations and warranties set forth in Article III and Article IV (other than the representations and warranties in Section 3.01, Section 3.02, Section 3.04(a), the first sentence of Section 3.05, Section 3.22, Section 4.01, Section 4.02, Section 4.04(a) and Section 4.07 (collectively, the “Fundamental Representations”) and the representations and warranties in the last sentence of Section 3.06(b) and in Sections 3.08(b) and 4.05), as qualified by the Schedules and disregarding all materiality and Company Material Adverse Effect qualifiers therein, shall be true and correct as of the Closing Date (except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Company Material Adverse Effect;

(ii) (A) the Fundamental Representations, as qualified by the Schedules, shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and (B) the representations and warranties in the last sentence of Section 3.06(b) and in Sections 3.08(b) and 4.05 shall be true and correct as of the Closing Date in all respects;

(iii) Seller, Parent and the Company shall have complied in all material respects with the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(iv) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(v) Seller shall have delivered, or caused to have been delivered, to Buyer a certificate of an executive officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, dated as of the Closing Date, stating that the conditions specified in Sections 9.01(b)(i), 9.01(b)(ii), 9.01(b)(iii) and 9.01(b)(iv) have been satisfied (the “Company Closing Certificate”); and

(vi) the Pre-Closing Restructuring shall have been completed.

(c) The obligations of Seller and the Company to consummate the Closing are subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(i) the representations and warranties set forth in Article V shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(ii) Buyer shall have complied in all material respects with the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

(iii) Buyer shall have delivered, or caused to have been delivered, to Seller a certificate of an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, dated as of the Closing Date, stating that the conditions specified in Sections 9.01(c)(i) and 9.01(c)(ii) have been satisfied (the “Buyer Closing Certificate”).

(d) All conditions to the Closing shall be deemed to have been satisfied or waived from and after the consummation of the Closing. None of the parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily caused by the failure of any of Parent, Seller or the Company, on the one hand, or Buyer, on the other hand, respectively, to comply with its obligations under this Agreement.

ARTICLE X.

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer, by providing written notice to the other party, if:

(i) the Closing has not occurred before December 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to Seller or to Buyer where the failure of the Company, Parent or Seller (in the case of Seller) or the failure of Buyer (in the case of Buyer), as applicable, to fulfill its obligations under this Agreement has contributed to, or resulted in, the failure of the Closing to have been consummated on or before the Outside Date; or

(ii) the Closing would violate any final, non-appealable Order or Applicable Law; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to any Party whose (or whose Affiliate’s) violation or breach of this Agreement was the primary cause of, or resulted in, such Order or Applicable Law;

(c) by Buyer, by providing written notice to Seller, if there is any material breach of any representation, warranty, covenant or agreement on the part of Seller, Parent or the Company set forth in this Agreement such that the conditions specified in Section 9.01(b)(i), Section 9.01(b)(ii) or Section 9.01(b)(iii) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, until the earlier of (x) the Outside Date or (y) thirty (30) days after receipt by Seller of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 10.01(c) and the basis of such termination (the “Seller Cure Period”) such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within Seller Cure Period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder and such breach would give rise to the failure of a condition set forth in Section 9.01(c)(i) or 9.01(c)(ii); or

(d) by Seller if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 9.01(c)(i) or Section 9.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, until the earlier of (x) the Outside Date or (y) thirty (30) days after receipt by Buyer of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 10.01(d)(i) and the basis of such termination (the “Buyer Cure Period”) such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if any of Seller, Parent or the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder and such breach would give rise to the failure of a condition set forth in Section 9.01(b)(i), 9.01(b)(ii) or 9.01(b)(iii); or

(ii) (A) all of the conditions set forth in Sections 9.01(a) and 9.01(b) have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.03, (B) Seller has subsequently irrevocably confirmed to Buyer in writing after the date the Closing was required to have occurred pursuant to Section 2.03 that all of the conditions set forth in Sections 9.01(a) and 9.01(c) have been satisfied or waived and that Seller stands ready, willing and able to consummate the Closing and (C) Buyer has failed to consummate the Transactions on or prior to the third Business Day following the delivery of such confirmation.

10.02 Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, however, that, no party shall be relieved or released from any liabilities or damages arising out of any Willful Breach or Fraud. For purposes hereof, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party that knew or should have known that the taking of such action or the failure to take such action would be a material breach of this Agreement. For purposes of clarification, if Buyer does not close the Transactions in circumstances in which all of the closing conditions set forth in Section 9.01(a) and Section 9.01(b) have been satisfied or waived and on or prior to the date the Closing was required to have occurred pursuant to Section 2.03, such event shall be deemed to be a Willful Breach by Buyer of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. The provisions of Sections 1.01 and 6.09, this Section 10.02 and Article XII (other than Section 12.02) shall survive any termination of this Agreement. If this Agreement is validly terminated in accordance with Section 10.01, the aggregate monetary damages recoverable by Seller under this Agreement or any other Transaction Agreement, or for failure to consummate the Transactions, shall not exceed, and the maximum Liability of Buyer shall be, the total amount of $110,000,000.

ARTICLE XI.

SURVIVAL; RELEASE; ACKNOWLEDGEMENT

11.01 Survival. Notwithstanding anything to the contrary in this Agreement, any Transaction Agreement or any Certificate or Schedule delivered pursuant hereto or thereto, the parties hereby agree that none of the representations, warranties, covenants or agreements contained in this Agreement or in any Certificate or Schedule delivered pursuant hereto or thereto shall survive the Closing and there shall be no liability in respect thereof (other than in the case of Fraud), whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, or other Representatives, provided that (a) those covenants and agreements that are to be performed in whole or in part at or after the Closing (collectively, the “Surviving Covenants”) shall survive in accordance with their terms, and (b) the acknowledgements set forth in Section 11.04, the covenants set forth in Section 6.05, and Buyer’s obligation to pay the Closing Date Consideration and deliver the other consideration contemplated by this Agreement, in each case shall survive the Closing indefinitely. It is the express intent of the parties that the survival of the representations and warranties and pre-Closing covenants in this Agreement and any other purported representation, warranty or covenant (other than Surviving Covenants) and the associated right to bring a claim for a breach of such representations, warranties or covenants is shorter than the statute of limitations that would otherwise have been applicable to such representations, warranties or covenants, and, by Contract, the applicable statute of limitations with respect to such representations, warranties or covenants (and the associated right to bring a claim for a breach of such representations, warranties or covenants) are hereby reduced so they terminate at the Closing, as provided in this Section 11.01. The terms of this Agreement were specifically bargained-for among the parties and were taken into account by the parties in arriving at the Closing Date Consideration. Each of the parties acknowledges that this Agreement results from arm’s-length negotiations among the parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. Notwithstanding the foregoing, nothing in this Section 11.01 shall limit any party’s liability for Fraud.

11.02 Release.

(a) Effective as of the Closing, except for the Surviving Covenants, Buyer, on behalf of itself and each of its Subsidiaries (including the Acquired Group) and each of its and their respective past, present and/or future officers, directors, employees, agents, general partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (excluding the Acquired Group), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever occurring or arising on or prior to the Closing Date relating to the Acquired Group, the operation of the Business, the relationship of Seller or its Affiliates with the Acquired Group or any actions taken or failed to be taken by any of the Seller Released Parties in its capacity as a direct or indirect owner of Equity Securities of any member of the Acquired Group prior to the Closing (each, a “Buyer Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Buyer Released Claim against the Seller Released Parties or any of them; provided, that nothing contained in this Section 11.02(a) shall be construed as a release or waiver by the Buyer Releasing Parties of any Preserved Claims or of their respective rights to coverage under any applicable insurance policy, or any right to indemnification as provided by any organizational documents of any member of the Acquired Group, Applicable Law or any existing agreement. The rights and claims waived and released by the Buyer Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law. Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Buyer, on behalf of itself and the other Buyer Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Buyer Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that Seller will be relying on the waiver and release provided in this Section 11.02(a) in connection with entering into this Agreement and that this Section 11.02(a) is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 11.02(a).

(b) Effective as of the Closing, except for the Surviving Covenants, Seller, on behalf of itself and each member of the Retained Group and each of its and their respective past, present and/or future officers, directors, employees, agents, general partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or

Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (excluding the Acquired Group), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever occurring or arising on or prior to the Closing Date relating to the Acquired Group, the operation of the Business, the relationship of Seller or its Affiliates with the Acquired Group or any actions taken or failed to be taken by any of the Seller Released Parties in its capacity as a direct or indirect owner of Equity Securities of any member of the Acquired Group prior to the Closing (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Released Claim against the Buyer Released Parties or any of them; provided, that nothing contained in this Section 11.02(b) shall be construed as a waiver by the Seller Releasing Parties of any Preserved Claims or of their respective rights (A) to compensation or benefits for services rendered to the Acquired Group that remain unpaid or unawarded (including rights to payment for salary, bonuses, commissions and vacation pay and vested benefits in any Employee Benefit Plan), (B) under any agreement entered into with any member of the Acquired Group in connection with such Seller Releasing Party’s employment with or service for the Company, or (C) to coverage under any applicable insurance policy, or any right to indemnification as provided by any organizational documents of any member of the Acquired Group, Applicable Law or any existing agreement. The rights and claims waived and released by the Seller Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law. Seller, on behalf of itself and the other Seller Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Seller, on behalf of itself and the other Seller Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Seller Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that Buyer will be relying on the waiver and release provided in this Section 11.02(b) in connection with entering into this Agreement and that this Section 11.02(b) is intended for the benefit of, and to grant third party beneficiary rights to each Buyer Released Party to enforce this Section 11.02(b).

11.03 Exclusive Remedy. From and after (a) the date hereof until the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedy against the Acquired Group, Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the Purchased Shares, the Business, this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 10.01, Section 10.02 or Section 12.14 in accordance with the terms hereof, and (b) the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedy against Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) the Purchased Shares, the Business, this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein expressly surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01. The limits imposed on Buyer’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.03) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. None of Buyer or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.03 shall limit a party’s right to (i) seek specific performance of the other parties’ obligations hereunder in accordance with Section 12.14, (ii) bring a claim (and, if successful, recover damages) for Fraud or, following termination of this Agreement, as provided in Section 10.02(a) or (b), (iii) bring a claim pursuant to, and in accordance with, Section 2.05, or (iv) bring a claim under and in accordance with the terms and conditions of any Transaction Agreement surviving, and requiring performance after, the Closing (and, if successful, recover losses or obtain specific performance or other relief in accordance therewith).

11.04 Acknowledgements. Buyer acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (i) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Group and the Business and has been afforded satisfactory access to the books and records, facilities and personnel of the Acquired Group and the Business for purposes of conducting such investigation and verification, (ii) the representations and warranties expressly and specifically set forth in Article III and Article IV of this Agreement, or in any other Transaction Agreement, or in any certificate delivered hereunder or thereunder (including the Company Closing Certificate), constitute the sole and exclusive representations and warranties of Seller and the Company in connection with, arising out of, or with respect to the Transactions, (iii) except for the representations and warranties expressly and specifically set forth in Article III and Article IV of this Agreement, or in any other Transaction Agreement, or in any certificate delivered hereunder or thereunder (including the Company Closing Certificate), none of Seller, the Company or any other Person makes, or has made, or will be purported or deemed to have made any other express or implied representation or warranty with respect to Parent, Seller, the Acquired Group, the Business or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Acquired Group, the Business, Parent or Seller, and (B) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Business, or the quality, quantity or condition of the Business’ assets) are specifically disclaimed by Seller, the Acquired Group and all other Persons (including the Representatives of Seller and its Affiliates and their respective Representatives) and (iv) Buyer and its Affiliates are not relying on, and expressly disclaim any reliance on, any representations and warranties in connection with the Transactions except the representations and warranties expressly and specifically set forth in Article III and Article IV of this Agreement, or in any other Transaction Agreement, or in any certificate delivered hereunder or thereunder (including the Company Closing Certificate). In connection with Buyer’s investigation of the Acquired Group and the Business, Buyer has received projections and forward-looking statements or similar speculative financial models or assumptions, including projected statements of operating revenues and income from operations of the Acquired Group and the Business and certain business plan information.

Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, Buyer hereby acknowledges and agrees that none of Seller or any of its current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, except as may be expressly and specifically set forth in Article III and Article IV of this Agreement, or in any other Transaction Agreement, or in any certificate delivered hereunder or thereunder (including the Company Closing Certificate).

ARTICLE XII.

MISCELLANEOUS

12.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below, provided no delivery failure message is generated, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to Buyer or, after the Closing, the Company:

c/o TPG Partners IX, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention:    Deirdre Harding

   Matthew Cowcher

Email: [*]

[*]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    H. Oliver Smith

   Darren Schweiger

Email: [*]

[*]

If to Seller or, prior to the Closing, the Company:

Sabre GLBL Inc.

3150 Sabre Drive

Southlake, TX 76092

Attention:    Chief Legal Officer

Email: [*]

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

675 15th Street, Suite 2200

Denver, Colorado 80202

Attention:    Daniel P. Malone, Jr.

   Bryan Diebels

   Joshua C. Reisman

Email: [*]

[*]

[*]

12.02 Schedules. The Schedules sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V or to one or more of the covenants contained in Article VI, except that, notwithstanding anything to the contrary contained in the Schedules or in this Agreement, or the inclusion or omission of any cross reference thereto, any information set forth in one section of a Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that the relevance of such information to such other section or subsection is reasonably apparent on its face. Each Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the parties, except as (and solely to the extent) expressly set forth in this Agreement. The specification of any dollar amount or the inclusion of any item in a Schedule is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or are within or outside of the ordinary course of business, and no party shall use the amounts or the fact of the inclusion of any item in a Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in such Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules is disclosed solely for purposes of this Agreement and the fact that any item of information is disclosed in any herein or therein (A) shall not be construed to mean that such information is required to be disclosed by this Agreement; (B) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (C) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party hereto by any Person who is not a party hereto, or give rise to any claim or benefit to any Person who is not a party hereto; and (D) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

12.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties; provided, however, that Buyer may, without the consent of Company, Parent or Seller, assign its rights under this Agreement to one or more of its Affiliates, but Buyer shall not be relieved of any of its obligations hereunder.

12.04 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the other Transaction Agreements, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

12.05 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. Subject to compliance with the foregoing sentence, at any time prior to the Closing Date, the Company, Parent, Seller, and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by Applicable Law. No failure of any party to exercise any power given to such party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

12.06 Costs. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

12.07 Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

12.08 Third Party Rights. Except for Section 6.10, Section 11.02, Section 12.09 and Section 12.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties and their respective successors and assigns.

12.09 Independent Legal Counsel; Continuing Representation. Each party (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties, and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) has represented only the Acquired Group, Seller and/or their respective Affiliates. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement, the other Transaction Agreements or the Transactions between Seller or any current or former holder of any Equity Security in any member of the Acquired Group, on the one hand, and Buyer or its respective Affiliates (including, following the Closing, each member of the Acquired Group), on the other hand, relating in any manner to this Agreement or any of the

Transactions (a “Dispute”), Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including, following the Closing, each member of the Acquired Group) hereby consents to H&B’s representation of Seller (and/or any current or former holder of any Equity Security in any member of the Acquired Group) in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer or its Representatives or Affiliates, including, following the Closing, each member of the Acquired Group. Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including, following the Closing, each member of the Acquired Group) also acknowledges and agrees that H&B have been and will be providing legal advice to the Acquired Group and Seller and in connection with the Agreement and any Transactions and in such capacity, will have had confidential and/or privileged communications between H&B, on the one hand, and the Acquired Group and Seller, on the other hand, including written and electronic communications between or among H&B, on the one hand, and any current or former equityholders, directors, officers, advisory firm, and/or employees of any member of the Acquired Group, relating to this Agreement and any Transactions which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including, following the Closing, each member of the Acquired Group) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to Seller (and/or any current or former holder of any Equity Security in any member of the Acquired Group, as applicable) and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Seller (and/or any current or former holder of any Equity Security in any member of the Acquired Group, as applicable) and shall not pass to or be claimed by Buyer or its respective Affiliates (including, following the Closing, each member of the Acquired Group). In furtherance of the foregoing, the Consenting Parties agree that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Seller (and/or any current or former holder of any Equity Security in any member of the Acquired Group, as applicable). This Section 12.09 is for the benefit of Seller, any current or former holder of any Equity Security in any member of the Acquired Group, and H&B, and H&B and the current or former holders of any Equity Security in any member of the Acquired Group are intended third party beneficiaries of this Section 12.09. This Section 12.09 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 12.09.

12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12.11 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party to any such contract, each other party thereto shall re–execute original forms thereof and deliver them to all other parties. No party to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

12.12 Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

12.13 Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

12.14 Specific Performance.

(a) Subject to Section 12.14(b), the parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 12.14(c), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties expressly agree that Seller shall be entitled to specific performance as a third party beneficiary or party, as applicable, under the Equity Commitment Letter, subject to the terms thereof. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) Notwithstanding the foregoing or any other provision contained in this Agreement, Seller will be entitled to seek specific performance to cause the Equity Financing to be funded and to consummate the Closing if (and only if) each of the following shall have been satisfied: (i) all of the conditions to Buyer’s obligations to consummate the Closing set forth in Section 9.01(a) and Section 9.01(b) (other than those conditions that by their nature cannot be satisfied other than at the Closing, provided that such conditions are capable of being satisfied at the Closing) have been satisfied or waived (ii) Seller has irrevocably confirmed to Buyer in writing after the date the Closing was required to have occurred pursuant to Section 2.03 that if specific performance is granted and the Equity Financing is funded, then the Closing will occur on the terms contemplated in this Agreement and (iii) Buyer has failed to consummate the Transactions on or prior to the third Business Day following the delivery of such confirmation.

(c) Seller, its Affiliates, or any other Person (including any other Person entitled to payment from Buyer pursuant to this Agreement), shall in no event be entitled to enforce or seek to enforce specifically Buyer’s obligations to cause the Equity Financing to be funded or to consummate the transactions contemplated by this Agreement, except as set forth in Section 12.14(b); provided that nothing in this Section 12.14 shall prevent Seller from seeking and obtaining specific performance against Guarantor under the Guarantee to the extent permitted under the Guarantee. Notwithstanding anything to the contrary herein, in no event will Parent, Seller or the Company be permitted or entitled to both (x) a grant of specific performance or other equitable remedies that require Buyer to consummate Closing to the extent the Closing is thereafter consummated and (y) monetary damages relating to any breach of Buyer’s obligations hereunder are to be performed at or prior to the Closing.

12.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto: (i) agrees that any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and such proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any legal proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Seller in any such proceeding shall be effective if notice is given in accordance with Section 12.01, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law all rights of trial by jury in any proceeding brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) agrees that no Debt Financing Sources Related Party will have any liability to Seller in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer and its Affiliates against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder in each case to the extent set forth in the agreements entered into in connection with the Debt Financing) and (viii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 12.16 and such provisions (and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties”, and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended in any way materially adverse to any Debt Financing Source Related Parties without the prior written consent of each related Debt Financing Source.

12.17 Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, but without limiting claims under any other Transaction Agreement or claims for Fraud, no Non—Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except (a) as set forth in the Guarantee with respect to the Guarantor and (b) to the extent otherwise agreed to in writing by such Non—Recourse Party.

12.18 Guaranteed Obligations. Parent hereby absolutely, irrevocably, unconditionally and forever guarantees to Buyer the due and punctual payment, performance and discharge of the obligations of Seller and its Affiliates hereunder, if, as and when those obligations become due hereunder; provided, however, that Parent’s obligations under this Section 12.18 shall be secondary to those of Seller and its Affiliates, and Parent shall not be required to satisfy or cause to be satisfied any such obligations unless and until Buyer has first made written demand for payment or performance on Seller and Seller or its Affiliates have failed or are unable to discharge such obligations within a reasonable period of time after such demand; provided, further, that Buyer shall not be required to proceed against Seller or any of its Affiliates first before proceeding against Parent solely to the extent such claim arises from Parent’s conduct or the conduct of any Subsidiary of Parent that is not also a Subsidiary of Seller. Such guarantee is an unconditional and continuing guarantee of payment and not of collection. Parent acknowledges it will receive substantial direct and indirect benefits from the Transactions and that the agreements set forth in this Section 12.18 are knowingly made in contemplation of such benefits.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

WHITNEY MERGER SUB, INC.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

Signature Page to Stock Purchase Agreement

SABRE GLBL INC.

By:	/s/ Michael Randolfi
Name: Michael Randolfi
Title: Chief Financial Officer

SABRE HS INC.

By:	/s/ Michael Randolfi
Name: Michael Randolfi
Title: President

SABRE CORPORATION

By:	/s/ Michael Randolfi
Name: Michael Randolfi
Title: Chief Financial Officer

Signature Page to Stock Purchase Agreement